Exhibit 10.8

PPN: 00778 AA 6

NOTE PURCHASE AGREEMENT

dated as of April 30, 2001

by and between

RSTW PARTNERS III, L.P.,

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,

MASSMUTUAL CORPORATE INVESTORS,

MASSMUTUAL PARTICIPATION INVESTORS,

ADVANTAGE MANAGEMENT GROUP, INC.,

KENAN TRANSPORT COMPANY

and

KTC ACQUISITION CORP.

regarding

$39,250,000 12.5% SENIOR SUBORDINATED NOTES

TABLE OF CONTENTS

I.	DESCRIPTION OF SENIOR SUBORDINATED NOTES AND COMMITMENT

1.1	DESCRIPTION OF SENIOR SUBORDINATED NOTES
1.2	COMMITMENT; FUNDING
1.3	CLOSING AND AMENDMENT/RESTRUCTURING FEES
1.4	USE OF PROCEEDS

II.	PAYMENT AND PREPAYMENT OF SENIOR SUBORDINATED OBLIGATIONS

2.1	PRINCIPAL AND INTEREST PAYMENTS
2.2	OPTIONAL PREPAYMENTS
2.3	MANDATORY PREPAYMENTS
2.4	ADDITIONAL PAYMENTS
2.5	LIQUIDATED DAMAGES
2.6	DIRECT PAYMENT
2.7	PAYMENTS PAYABLE ON BUSINESS DAYS
2.8	INTEREST LAWS
2.9	CERTAIN RIGHTS AND OBLIGATIONS AMONG HOLDERS

III.	REPRESENTATIONS AND WARRANTIES OF PURCHASERS

3.1	REPRESENTATIONS AND WARRANTIES OF RSTW
3.2	REPRESENTATIONS AND WARRANTIES OF THE MASSMUTUAL INVESTORS

IV.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1	CORPORATE EXISTENCE AND AUTHORITY
4.2	FINANCIAL STATEMENTS
4.3	DEFAULT
4.4	AUTHORIZATION AND COMPLIANCE WITH LAWS AND MATERIAL AGREEMENTS
4.5	ENVIRONMENTAL CONDITION OF THE PROPERTY
4.6	SOLVENCY
4.7	LITIGATION AND JUDGMENTS
4.8	RIGHTS IN PROPERTIES; LIENS
4.9	ENFORCEABILITY
4.10	INDEBTEDNESS
4.11	TAXES
4.12	USE OF PROCEEDS; MARGIN SECURITIES
4.13	EMPLOYEE AND LABOR MATTERS AND PLANS
4.14	DELIVERY OF ACQUISITION DOCUMENTS, MANAGEMENT OPTIONS, CONTINGENT OPTIONS, NON-COMPETE AGREEMENTS, AND EMPLOYMENT AGREEMENTS
4.15	DISCLOSURE
4.16	SUBSIDIARIES AND CAPITALIZATION
4.17	CURRENT LOCATIONS
4.18	INVESTMENT COMPANY ACT
4.19	PUBLIC UTILITY HOLDING COMPANY ACT
4.20	NO BURDENSOME RESTRICTIONS
4.21	SECURITIES LAWS
4.22	NO LABOR DISPUTES
4.23	BROKERS
4.24	INSURANCE
4.25	CONDUCT OF BUSINESS
4.26	RSTW 1998 NOTE AND RSTW 2000 NOTE

i

V.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASERS

5.1	EFFECTIVENESS OF SENIOR LOAN DOCUMENTS
5.2	EFFECTIVENESS OF SUBORDINATION AGREEMENTS
5.3	MINIMUM AVAILABILITY
5.4	STOCKHOLDERS EQUITY
5.5	ACQUISITION
5.8	NO LITIGATION; CONSUMMATION OF TRANSACTIONS
5.9	DOCUMENTS
5.10	MATERIAL ADVERSE CHANGE
5.11	FEES
5.12	NO EVENT OF DEFAULT
5.13	REPRESENTATIONS AND WARRANTIES
5.14	APPROVALS AND CONSENTS
5.15	MAXIMUM PRO FORMA COMBINED LEVERAGE RATIO
5.16	ENVIRONMENTAL INSURANCE POLICIES

VI.	AFFIRMATIVE COVENANTS

6.1	FINANCIAL STATEMENTS
6.2	CERTIFICATES; OTHER INFORMATION
6.3	BOOKS AND RECORDS
6.4	FINANCIAL DISCLOSURE
6.5	DISCLOSURE OF MATERIAL MATTERS
6.6	PERFORMANCE OF OBLIGATIONS
6.7	PRESERVATION OF EXISTENCE AND CONDUCT OF BUSINESS
6.8	MAINTENANCE OF PROPERTIES
6.9	PAYMENT OF TAXES AND CLAIMS
6.10	COMPLIANCE WITH LAWS
6.11	PAYMENT OF EXPENSES
6.12	PAYMENT OF LEASEHOLD OBLIGATIONS
6.13	INSURANCE
6.14	INSPECTION RIGHTS
6.15	NEGATIVE PLEDGE
6.16	MAINTENANCE OF EQUIPMENT
6.17	NOTICES
6.18	ADDITIONAL NOTICES
6.19	SENIOR LOAN DOCUMENT AMENDMENTS
6.20	FURTHER ASSURANCES
6.21	COMPLIANCE WITH ERISA AND THE CODE
6.22	COMPLIANCE WITH REGULATIONS U AND X
6.23	FINANCIAL COVENANTS
6.24	FISCAL YEAR
6.25	BOARD OBSERVATION RIGHTS
6.26	ENVIRONMENTAL COSTS
6.27	COMMUNICATION WITH ACCOUNTANTS
6.28	GUARANTY
6.29	GENERAL CERTIFICATE OF KENAN’S AND PCT’S SECRETARY

VII.	NEGATIVE COVENANTS

7.1	INDEBTEDNESS
7.2	LIMITATION ON LIENS
7.3	MERGER ACQUISITION, DISSOLUTION AND SALE OF ASSETS
7.4	RESTRICTED PAYMENTS
7.5	LOANS AND INVESTMENTS
7.6	TRANSACTIONS WITH AFFILIATES
7.7	NATURE OF BUSINESS
7.8	MODIFICATION OF SENIOR LOAN AGREEMENT

7.9	MODIFICATION OF EMPLOYMENT AGREEMENTS, THE ACQUISITION DOCUMENTS, LEASE, CONTINGENT OPTIONS
7.10	MODIFICATION OF MANAGEMENT AGREEMENT
7.11	CAPITAL EXPENDITURES
7.12	REMUNERATION
7.13	PREPAYMENTS
7.14	LIMITATION ON CONTINGENT PAYMENTS
7.15	STOCK OPTION PLAN

VIII.	EVENTS OF DEFAULT AND REMEDIES THEREFOR

8.1	EVENTS OF DEFAULT
8.2	REMEDIES OF HOLDERS UPON OCCURRENCE OF EVENT OF DEFAULT
8.3	ANNULMENT OF ACCELERATION
8.4	PAYMENT OF SENIOR SUBORDINATED OBLIGATIONS AND REMEDIES
8.5	CONDUCT NO WAIVER
8.6	NOTICE OF DEFAULT

IX.	SUBORDINATION

X.	FORM OF SENIOR SUBORDINATED NOTES, REGISTRATION, TRANSFER AND REPLACEMENT

10.1	FORM OF SENIOR SUBORDINATED NOTES
10.2	SENIOR SUBORDINATED NOTES REGISTER
10.3	ISSUANCE OF NEW SENIOR SUBORDINATED NOTES UPON EXCHANGE OR TRANSFER
10.4	REPLACEMENT OF SENIOR SUBORDINATED NOTES

XI.	INTERPRETATION OF AGREEMENT

11.1	CERTAIN TERMS DEFINED
11.2	ACCOUNTING PRINCIPLES
11.3	OTHER INTERPRETIVE PROVISIONS

XII.	MISCELLANEOUS

12.1	EXPENSES
12.2	INDEMNIFICATION
12.3	NOTICES
12.4	REPRODUCTION OF DOCUMENTS
12.5	ASSIGNMENT, SALE OF INTEREST
12.6	SUCCESSORS AND ASSIGNS
12.7	HEADINGS
12.8	COUNTERPARTS
12.9	RELIANCE ON AND SURVIVAL PROVISIONS
12.10	INTEGRATION AND SEVERABILITY
12.11	LAW GOVERNING
12.12	WAIVERS; MODIFICATION
12.13	WAIVER OF JURY TRIAL
12.14	AMENDMENT AND RESTATEMENT

ANNEX, SCHEDULES AND EXHIBITS

Annex I	-	Information Concerning Purchasers

Schedule 4.2	-	Certain Changes
Schedule 4.3	-	Defaults under Existing Agreements

Schedule 4.4	-	Authorizations, Approvals, Consents and Filings
Schedule 4.5	-	Environmental Condition of Property
Schedule 4.7	-	Litigation and Judgments
Schedule 4.8	-	Rights in Properties; Liens
Schedule 4.11	-	Certain Tax Matters
Schedule 4.13	-	Employee and Labor Matters and Plans
Schedule 4.15	-	Disclosure
Schedule 4.16	-	Capitalization
Schedule 4.17	-	Current Locations
Schedule 4.22	-	Labor Disputes
Schedule 4.23	-	Brokers
Schedule 4.24	-	Insurance
Schedule 4.25	-	Conduct of Business
Schedule 7.6	-	Transactions with Affiliates

Exhibit A-1 through A-7		-	Form of Senior Subordinated Notes
Exhibit B	-	Form of Legal Opinion
Exhibit C	-	Form of Officer’s Compliance Certificate
Exhibit D	-	Permitted Indebtedness
Exhibit E	-	Permitted Liens

PPN: 00778 AA 6

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (this “Agreement”), dated as of April 30, 2001, is by and among ADVANTAGE MANAGEMENT GROUP, INC., an Ohio corporation (“AMGI”) (AMGI formerly was known as Advantage Acquisition Corp., an Ohio corporation (“AAC”) which was the successor-in-interest to the merger of Advantage Management Group, Inc., an Ohio corporation with and into AAC), KTC ACQUISITION CORP., an North Carolina corporation (“KTC”), jointly and severally, RSTW PARTNERS III, L.P., a Delaware limited partnership (“RSTW”), MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, a mutual life insurance company established under the laws of the Commonwealth of Massachusetts (“MMLI”), MASSMUTUAL CORPORATE INVESTORS, a Massachusetts business trust (“MCI”), and MASSMUTUAL PARTICIPATION INVESTORS, a Massachusetts business trust (“MPI”).  MMLI, MCI and MPI are hereinafter referred to, collectively, as the “MassMutual Investors”. RSTW and the MassMutual Investors are collectively referred to herein as the “Purchasers”. KTC or, from and after the Kenan Merger (as hereinafter defined), Kenan Transport Company, a North Carolina corporation (“Kenan”) as the surviving entity of the Kenan Merger and AMGI at times are referred to herein individually and collectively, as the “Company”.  Capitalized terms used in this Agreement are defined in Section 11.1.

WITNESSETH:

WHEREAS, RSTW and AMGI are parties to the Original Agreement and the First Amendment pursuant to which AMGI issued the RSTW 1998 Note and RSTW 2000 Note to RSTW.

WHEREAS, KTC/AMG Holdings Corp., a Delaware corporation (“Parent”), Advantage Management Holdings Corp., a Delaware corporation (“AMHC”), Kenan and KTC have entered into that certain Agreement and Plan of Merger, dated as of January 25, 2001 (the “Kenan Merger Agreement”), pursuant to which Parent will acquire all of the issued and outstanding shares of common stock of Kenan (the “Kenan Acquisition Transaction”).

WHEREAS, pursuant to the terms of the Kenan Merger Agreement, KTC will merge (the “Kenan Merger”) with and into Kenan, with Kenan as the surviving corporation.

WHEREAS, AMHC, AMHC Acquisition Corp., a Delaware corporation (“AMHC Acquisition Corp.”), and Parent have entered into that certain Agreement and Plan of Merger, dated as of April 19, 2001 (the “Advantage Merger Agreement”) pursuant to which Parent will exchange shares of its capital stock, warrants and options for AMHC’s Capital Stock, warrants and options (the “Advantage Acquisition Transaction”).

WHEREAS, pursuant to the terms of the Advantage Merger Agreement, the Advantage Merger will occur prior to or on the Closing Date.

WHEREAS, the Company and Purchasers desire to amend and restate the Original Agreement as set forth herein to, among other things, provide for the Kenan Acquisition Transaction, the Advantage Acquisition Transaction and to allow and provide for the issuance of certain new and amended and restated senior subordinated notes by the Company to RSTW and of certain new senior subordinated notes to the MassMutal Investors.

NOW, THEREFORE, to induce Purchasers to purchase the Senior Subordinated Notes from the Company, and in consideration for $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows, intending to be legally bound:

I.                                         DESCRIPTION OF SENIOR SUBORDINATED NOTES AND COMMITMENT

1.1                                 Description of Senior Subordinated Notes.  Simultaneously with the execution of this Agreement, and subject to the terms and conditions of this Agreement, the Company will authorize the issuance and sale of the Senior Subordinated Notes which shall be dated the Closing Date and shall be in the aggregate original principal amount of $26,000,000, and the amendment, restatement, modification and extension (but not extinguishment or novation) of Senior Subordinated Notes which shall be dated the Closing Date and in the aggregate original principal amount of $13,250,000 and in each case shall bear interest at the fixed rate of 12.5% per annum; provided, however, that upon the occurrence of any Event of Default, and during the continuation thereof, the unpaid principal amount of the Senior Subordinated Notes shall, at the election of the respective holder thereof, bear interest at the rate of 15.0% per annum.  Interest on the Senior Subordinated Notes shall be computed on the basis of the actual number of days elapsed over a 360 day year.

1.2                                 Commitment; Funding.  On the Closing Date, the Company agrees to issue:

(a)                                  to RSTW, a Senior Subordinated Note in the original principal amount of $13,000,000 (the “RSTW New Note”), which promissory note shall be in the form attached hereto as Exhibit A-1;

(b)                                 to MMLI, a Senior Subordinated Note in the original principal amount of $7,665,296 (the “MMLI-A Note”), which promissory note shall be in the form attached hereto as Exhibit A-2;

(c)                                  to MMLI, a Senior Subordinated Note in the original principal amount of $2,555,099 (the “MMLI-B Note”), which promissory note shall be in the form attached hereto as Exhibit A-3;

(d)                                 to MCI, a Senior Subordinated Note in the original principal amount of $1,817,435 (the “MCI Note”), which promissory note shall be in the form attached hereto as Exhibit A-4;

(e)                                  to MPI, a Senior Subordinated Note in the original principal amount of $962,170 (the “MPI Note”), which promissory note shall be in the form attached hereto as Exhibit A-5; and

(f)                                    to RSTW:

(i)                                     a Senior Subordinated Note in the original principal amount of $12,000,000 (the “RSTW Amended 1998 Note”), which promissory note shall be given in amendment, restatement, modification and extension (but not extinguishment or novation) of the RSTW 1998 Note and shall be in the form attached hereto as Exhibit A-6; and

(ii)                                  a Senior Subordinated Note in the original principal amount of $1,250,000 (the “RSTW Amended 2000 Note”), which promissory note shall be given in amendment, restatement, modification and extension (but not extinguishment or novation) of the RSTW 2000 Note and shall be in the form attached hereto as Exhibit A-7.

Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, (A) the Company agrees to sell to RSTW, and RSTW agrees to purchase from the Company, the RSTW New Note at a purchase price of 100% of the principal amount thereof, (B) the Company agrees to sell to MMLI, and MMLI agrees to purchase from the Company, the MMLI-A Note at a purchase price of 100% of the principal amount thereof, (C) the Company agrees to sell to MMLI, and MMLI agrees to purchase from the Company, the MMLI-B Note at a purchase price of 100% of the principal amount thereof, (D) the Company agrees to sell to MCI, and MCI agrees to purchase from the Company, the MCI Note, at a purchase price of 100% of the principal amount thereof, (E) the Company agrees to sell to MPI, and MPI agrees to purchase from the Company, the MPI Note, at a purchase price of 100% of the principal amount thereof, (F) the Company agrees to issue to RSTW, and RSTW agrees to accept, the RSTW Amended 1998 Note in amendment, restatement, modification and extension (but not extinguishment or novation) of the RSTW 1998 Note, and (G) the Company agrees to issue to RSTW, and RSTW agrees to accept, the RSTW Amended 2000 Note in amendment, restatement, modification and extension (but not extinguishment or novation) of the RSTW 2000 Note.  Delivery of the RSTW Amended 1998 Note and the RSTW Amended 2000 Note shall be made as of the Closing Date in the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103-3198, in exchange for the 1998 RSTW Note and the 2000 RSTW Note.  Delivery of the RSTW New Note, the MMLI Note, the MCI Note and the MPI Note shall be made as of the Closing Date in the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103-3198, against payment of the purchase price thereof in immediately available funds, disbursed on the Closing Date to such Person(s) as the Company shall designate in writing.  The Senior Subordinated Notes will be delivered to the appropriate Purchaser in fully registered form, and shall be issued in the appropriate Purchaser’s name or the name of its nominee.  Simultaneously with the issuance of the Senior Subordinated Notes, pursuant to the Senior Loan Agreement, the Senior Lender will provide the Company with a revolving loan facility in an amount not to exceed $15,000,000, a term loan A facility in an amount not to exceed $45,000,000 and a term loan B facility in an amount not to exceed $45,000,000.  The Company expects a total of approximately $90,000,000 will have been advanced by the Senior Lender to Company on the Closing Date.

1.3                                 Closing and Amendment/Restructuring Fees.  The Company and RSTW hereby acknowledge that on December 31, 1998, AMGI paid to RSTW a closing fee of $240,000, which fee has been fully earned and is nonrefundable.  The Company shall pay to (a) RSTW a closing fee of $260,000 and an amendment/restructuring fee of $100,000, each in immediately available funds, on the Closing Date, each of which fees shall be deemed fully earned and nonrefundable on the Closing Date and (b) to the MassMutual Investors $260,000, in immediately available funds, on the Closing Date, which fee shall be deemed fully earned and nonrefundable on the Closing Date.  Purchasers may, at their option, deduct the amount of these closing fees and amendment/restructuring fees from their purchase price of its Senior Subordinated Notes.

1.4                                 Use of Proceeds.  The proceeds from the sale of the Senior Subordinated Notes shall be used solely to finance a portion of the acquisition of Kenan pursuant to the Kenan Merger Agreement, to refinance existing indebtedness of the Company, and for general working capital of the Company.

II.                                     PAYMENT AND PREPAYMENT OF SENIOR SUBORDINATED OBLIGATIONS

2.1                                 Principal and Interest Payments.  Principal and interest on the Senior Subordinated Notes shall be due and payable as follows:

(a)                                  The entire principal amount of the Senior Subordinated Notes shall be due and payable on the Termination Date.

(b)                                 Interest shall be due and payable on the Senior Subordinated Notes (i) quarterly in arrears on the last Business Day of March, June, September and December, commencing on the last Business Day of June, 2001, and (ii) on the Termination Date.

2.2                                 Optional Prepayments.  At any time during which there is no Senior Debt outstanding (after giving effect to the proposed optional prepayment under this Section 2.2), the Company may, upon notice given as provided below, at any time and from time to time prepay all or any part of the principal of the Senior Subordinated Notes, by payment to the respective Purchasers of the principal amount to be prepaid, plus (a) accrued unpaid interest on the principal amount so prepaid, (b) any expenses, indebtedness and/or damages for which Purchasers may be entitled to receive payment or reimbursement hereunder or, if the Senior Subordinated Notes are being prepaid in full, the aggregate amount of all other Senior Subordinated Obligations, and (c) a premium equal to the product of the applicable Premium Percentage multiplied by the principal amount of the Senior Senior Subordinated Note so prepaid.  Each partial prepayment under this Section 2.2 shall be in a principal amount of not less than $500,000 or, if greater than $500,000, then in integral multiples of $100,000.  Each prepayment under this Section 2.2 shall be applied first to accrued interest, then to any applicable Prepayment Fee, and then to principal.  The amount of any such prepayment may not be reborrowed by the Company.  The Company shall give notice of any optional prepayment to Purchasers not less than thirty (30) days nor more than sixty (60) days before the date for prepayment, specifying in each such notice the date upon which prepayment is to be made and the principal amount (together with accrued interest and any applicable Prepayment Fee) to be prepaid on such date.  Notice of prepayment having been so given, the applicable prepayment amount shall become due and payable on the specified prepayment date.  Notwithstanding the foregoing, if the prepayment is made from the proceeds of an Initial Public Offering, the Prepayment Fee payable with respect to such prepayment under this Section 2.2 shall be reduced by fifty percent (50%).  The Company shall have no right to prepay the Senior Subordinated Notes except as provided in this Section 2.2 or in Section 2.3.

2.3                                 Mandatory Prepayments.  Any prepayment under this Section 2.3 shall be applied first to accrued interest, then to any applicable Prepayment Fee, and then to principal.  The amount of any such mandatory prepayment may not be reborrowed by the Company.  Subject to the restrictions elsewhere set forth herein, the Company shall make mandatory prepayments to the Holders on the Senior Subordinated Notes in each of the following circumstances:

(a)                                  In the event of any public offering by any of the Credit Parties’ equity securities, the Company shall prepay the Senior Subordinated Notes in an amount equal to the lesser of the (i) net proceeds of any such public offering (after giving effect to any payments made to the Senior Lender in permanent reduction of the Senior Debt under the terms of the Senior Loan Documents as in effect on the Closing Date) or (ii) the aggregate amount of all Senior Subordinated Obligations, such prepayment to be made within five (5) Business Days of receipt of such net proceeds.  At such time as each payment by the Company pursuant to this Section 2.3(a) is due, the Company shall also pay to Purchaser a premium equal to the product of the applicable Premium Percentage multiplied by the principal amount of the Senior Subordinated Note required to be so paid by the Company pursuant to this Section 2.3(a); provided, however, that if the prepayment is made from the proceeds of an Initial Public Offering, the Prepayment Fee payable with respect to such prepayment under this Section 2.3(a) shall be reduced by fifty percent (50%).

(b)                                 If during any Fiscal Year the Credit Parties shall sell or otherwise dispose of properties (other than (i) as permitted by Section 6.8, Section 6.16 or Section 7.3, (ii) sales or dispositions of property or properties that have a fair value of up to $250,000 cumulatively in the aggregate during the term of this Agreement or (iii) a sale or disposition of all or substantially all of its assets in a transaction pursuant to which Section 2.3(c) is applicable), then the Company shall give prompt written notice to each Holder, which shall contain a written, irrevocable offer by the Company to prepay, on a date specified in such notice (which shall be neither less than thirty (30) days nor more than sixty (60) days after the date of such notice), each such Holder’s Senior Subordinated Notes by an amount equal to an amount of the proceeds from such sale divided on a pro rata basis among all Holders based upon the original principal amount of each such Holder’s Senior Subordinated Note (after giving effect to any payments made to the Senior Lender in permanent reduction of the Senior Debt under the terms of the Senior Loan Documents as in effect on the Closing Date); provided, that, so long as no Default or Event of Default has occurred and is continuing, the prepayment required pursuant to this Section 2.3(b) shall not be required with respect to the Net Proceeds of any sale or other voluntary disposition of any terminal by any Credit Party to the extent that (x) such Credit Party shall have notified the Purchasers in writing on or prior to the date of receipt of such Net Proceeds of such Credit Party’s intention to invest such Net Proceeds in the acquisition of additional terminals (provided such acquisition is not prohibited under this Agreement) (it being understood that during the term of this Agreement two such additional terminals may be acquired prior to such voluntary disposition of any terminals as long as such occurrence is specified in the notice delivered pursuant to this clause (x); provided, that, (i) the Credit Parties express an intention, in such notice, to dispose of a terminal that services substantially the same geographic area as the terminal being acquired, (ii) such voluntary disposition and receipt of Net Proceeds occurs within 180 days following such acquisitions of such additional terminal and (iii) the Net Proceeds of such disposition shall be applied first to the prepayment of the Revolving Credit Loans, up to an amount not to exceed the purchase price of such additional terminal, and then as otherwise required under Section 2.3(b)) and (y) such Net Proceeds are so invested within 180 days after the receipt thereof, it being understood that to the extent that all or any portion of such Net Proceeds are not so invested at the end of such 180 day period (or by such earlier time as such Credit Party determined not to so invest such Net Proceeds in additional terminals) any such uninvested amount of such Net Proceeds shall be then immediately applied as otherwise required under this Section 2.3(b).  Upon acceptance of such offer by such Holder given to the Company at least ten (10) days prior to the date of prepayment specified in the Company’s offer, such prepayment shall be made with the interest accrued on such principal amount prepaid.  If a Holder accepts its respective offer, the principal amount of the Senior Subordinated Notes offered to be prepaid to such Holder shall become due and payable on the date specified in such offer.  At such time as each payment by the Company pursuant to this Section 2.3(b) is due, the Company shall also pay to Purchaser a premium equal to the product of fifty percent (50%) of the applicable Premium Percentage multiplied by the principal amount of the Senior Subordinated Note required to be so paid by the Company pursuant to this Section 2.3(b).

(c)                                  In the event of any sale or other disposition of all or substantially all of the stock or assets of the Parent (which shall include a recapitalization of the Parent in which at least 80% of the then outstanding Capital Stock of Parent is purchased from Parent by a party not affiliated with Sterling or RFE), AMHC, the Company or any Subsidiary in a single transaction or series of transactions, or as a result of a Casualty Event, or as a result of a return to the Parent, AMHC, the Company or any of its Subsidiaries of any surplus assets of any pension plan, the Company shall prepay the Senior Subordinated Notes in an amount equal to the lesser of (i) the aggregate net cash proceeds of such sales or dispositions, Casualty Event (to the extent not subsequently applied or committed to apply toward replacement, restoration, rebuilding or repair of the damaged property within the earlier of (a) one hundred twenty (120) days after the receipt of such net cash proceeds or (b) one hundred eighty (180) days after the occurrence of such Casualty Event) and returns to the Parent, AMHC, the Company or any of its Subsidiaries of any surplus assets of any pension plan (after giving effect to any payments required to be made to the Senior Lender in reduction of the Senior Debt under the terms of the Senior

Loan Documents as in effect on the Closing Date) or (ii) the aggregate amount of all Senior Subordinated Obligations, with such prepayment to be made within five (5) Business Days of receipt of such net proceeds; provided, however, if the Company certifies to the Purchasers within five (5) Business Days of the Company’s receipt of net proceeds from a Casualty Event that it intends to apply or commit to apply such proceeds towards the replacement, restoration, rebuilding or repair of the damaged property, as allowed in clause (i) above, the date for required payment shall be extended until the later to occur of the dates set forth in (i)(a) or (i)(b) above. At such time as each payment by the Company pursuant to this Section 2.3(c) is due, the Company shall also pay to Purchaser a premium equal to the product of fifty percent (50%) of the applicable Premium Percentage multiplied by the principal amount of the Senior Subordinated Note required to be so paid by the Company pursuant to this Section 2.3(c).

2.4                                 Additional Payments.  Unless otherwise provided herein or in the Other Agreements, all Senior Subordinated Obligations shall be payable by the Company to the Holder thereof, on demand, and shall bear interest from the date of demand until paid at the rate of interest then applicable under Section 1.1.

2.5                                 Liquidated Damages.  Any Prepayment Fee payable pursuant to Section 2.2 or Section 2.3 shall be payable as liquidated damages for loss of the opportunity to recover loan origination expenses and profits over the balance of the term of this Agreement and not as a penalty.

2.6                                 Direct Payment.  The Company will pay all sums becoming due hereunder and on the Senior Subordinated Notes to Purchasers at the address specified for Purchasers on Annex I hereto, by wire transfer in U.S. Dollars of Federal Reserve Funds or other immediately available funds, to the account specified for Purchasers on Annex I, or at such other address or in such other form as Purchasers shall have designated by notice to the Company at least five (5) Business Days prior to the date of any payment, in each case without presentment and without notations being made thereon.  All payments by the Company shall be made without set-off or counterclaim.  Any wire transfer shall identify such payment as “12.5% Senior Subordinated Notes” and shall identify the payment as principal, premium, Prepayment Fee, interest and/or reimbursement of costs and expenses, together with the applicable date or period to which it relates.

2.7                                 Payments Payable on Business Days.  Payments of all amounts due hereunder or under the Senior Subordinated Notes shall be made on a Business Day. Any payment due on a day that is not a Business Day shall be made on the next Business Day, together with all interest (if any) accrued in the interim.

2.8                                 Interest Laws.  Notwithstanding any provision to the contrary contained in this Agreement or any Other Agreement, the Company shall not be required to pay, and Purchasers shall not be permitted to contract for, take, reserve, charge or receive, any compensation which constitutes interest under applicable law in excess of the maximum amount of interest permitted by law (“Excess Interest”).  If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any Other Agreement or otherwise contracted for, taken, reserved, charged or received, then in such event:  (a) the provisions of this Section 2.8 shall govern and control; (b) the Company shall not be obligated to pay any Excess Interest; (c) any Excess Interest that Purchasers may have contracted for, taken, reserved, charged or received hereunder shall be, at Purchasers’ option, (i) applied as a credit against the outstanding principal balance of the Senior Subordinated Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (ii) refunded to the payor thereof, or (iii) any combination of the foregoing; (d) the interest provided for shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Agreement and the Other Agreements shall be deemed to have been, and shall be, reformed and modified to reflect such reduction; and (e) the Company shall have no action against Purchasers for any damages arising due to any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Senior Subordinated Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Senior Subordinated Obligations shall remain at the Maximum Rate until Purchasers shall have received the amount of interest which Purchasers would have received during such period on such Senior Subordinated Obligations had the rate of interest not been limited to the Maximum Rate during such period.  All sums paid or agreed to be paid hereunder or under the Other Agreements for the use, forbearance or detention of sums due shall, to the extent permitted by applicable law, be amortized, pro-rated, allocated and spread throughout the full term of the Senior Subordinated Obligations until payment in full so that the rate or amounts of interest on account of the Senior Subordinated Obligations does not exceed the Maximum Rate. The terms of this Section 2.8 shall be deemed incorporated into each Other Agreement and any other document or instrument between the Company and Purchasers or directed to the Company by Purchasers, whether or not specific reference to this Section 2.8 is made.

2.9                                 Certain Rights and Obligations Among Holders.  The provisions of this Section 2.9 are solely for the benefit of the Holders, and neither the Company nor any other Person shall have any rights with respect to or be entitled to enforce this Section 2.9.

(a)                                  Sharing of Payments.  If, at any time or times, a Holder shall not have received a payment on its Senior Subordinated Notes, then it shall notify the other Holders of such fact, the amount of such nonpayment, the date or period to which it relates and, subject to the terms of the Senior Subordination Agreement, such other Holders which have received such payments shall remit to the unpaid Holder such amount as is necessary to allocate the aggregate amount of such payments pro rata among all Holders.  The amount of any such remittance shall be credited to the Senior Subordinated Notes of the Holder to whom it is remitted, and shall not be credited to the Senior Subordinated Notes of the remitting Holder.

(b)                                 Sharing of Prepayments.  Subject to the terms and provisions of the Senior Subordination Agreement, if, at any time or times, a Holder shall receive a prepayment on its Senior Subordinated Notes, it shall notify the other Holders of the amount and date of such prepayment.  If all other Holders shall not have received a pro rata prepayment as agreed, the Holder giving such notice shall remit to the other Holders such amount as is necessary to distribute such prepayment pro rata among all Holders; provided, however, that any Holder shall have the right to decline acceptance of its pro rata share of any mandatory prepayment and such amounts declined shall not be credited to the Senior Subordinated Notes of such Holder.  The amount of any such remittance shall be credited to the Senior Subordinated Notes of the Holder to whom it is remitted, and shall not be credited to the Senior Subordinated Notes of the remitting Holder.

III.                                 REPRESENTATIONS AND WARRANTIES OF PURCHASERS

3.1                                 Representations and Warranties of RSTW.  RSTW represents and warrants to the Company as follows:

(a)                                  Existence.  It is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b)                                 Authority.  It has the right and partnership power and authority to enter into, execute, deliver and perform its obligations under this Agreement, and its partners, officers or agents executing and delivering this Agreement are duly authorized to do so.  This Agreement has been duly and validly executed and delivered and constitutes the legal, valid and binding obligation of RSTW, enforceable in accordance with its terms.

(c)                                  Investor Status.  It (i) is an “accredited investor,” as that term is defined in Regulation D under the Securities Act, or (ii) has such knowledge, skill, sophistication and experience in business and financial matters, based on actual participation, that it is capable of evaluating the merits and risks of the purchase of the Senior Subordinated Notes from the Company and the suitability thereof for RSTW.

(d)                                 Investment for Own Account.  RSTW is acquiring the Senior Subordinated Notes for investment for its own account and not with a view to any distribution thereof in violation of applicable securities laws.

(e)                                  Legend on Notes.  It agrees that the Senior Subordinated Notes will bear the appropriate legends referencing restrictions on transfer and will not be offered, sold or transferred in the absence of registration or exemption under applicable securities laws.

3.2                                 Representations and Warranties of the MassMutual Investors.  Each MassMutual Investor represents and warrants to the Company as follows:

(a)                                  Existence.  It is a corporation or business trust duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b)                                 Authority.  It has the right and corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement, and its directors, officers or agents executing and delivering this Agreement are duly authorized to do so.  This Agreement has been duly and validly executed and delivered and constitutes the legal, valid and binding obligation of it, enforceable in accordance with its terms.

(c)                                  Investor Status.  It (i) is an “accredited investor,” as that term is defined in Regulation D under the Securities Act, or (ii) has such knowledge, skill, sophistication and experience in business and financial matters, based on actual participation, that it is capable of evaluating the merits and risks of the purchase of the Senior Subordinated Notes from the Company and the suitability thereof for it.

(d)                                 Investment for Own Account.  It is acquiring the Senior Subordinated Notes for investment for its own account and not with a view to any distribution thereof in violation of applicable securities laws.

(e)                                  Legend on Notes.  It agrees that the Senior Subordinated Notes will bear the appropriate legends referencing restrictions on transfer and will not be offered, sold or transferred in the absence of registration or exemption under applicable securities laws.

IV.                                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

To induce Purchasers to enter into this Agreement, the Company represents and warrants to Purchasers that the following statements are, and as of the effectiveness of the consummation of the Kenan Acquisition Transaction and the Advantage Acquisition Transaction will be, true, correct and complete as of the Closing Date:

4.1                                 Corporate Existence and Authority.  Each Credit Party (a) is a corporation duly organized, validly existing, and in good standing under the laws of the State of its incorporation; (b) has all requisite corporate power and authority to own its assets and carry on its business as now conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect.  Each Credit Party has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement, the Acquisition Documents, the Senior Loan Documents, and all Other Agreements to which it is or may become a party.

4.2                                 Financial Statements.  The Company has delivered to Purchasers:

(a)                                  audited financial statements of (i) AMHC, including AMGI and all Subsidiaries, on a consolidated basis, as at and for the Fiscal Year ended December 31, 2000 and (ii) Kenan and all subsidiaries, on a consolidated basis, as at and for the Fiscal Year ended December 31, 2000;

(b)                                 unaudited, interim financial statements of (i) AMHC, including AMGI and all Subsidiaries for the three (3) month period ended March 31, 2001 and (ii) Kenan and all Subsidiaries for the three (3) month period ended March 31, 2001;

(c)                                  cash flow projections and analyses of the Credit Parties, on a consolidated basis, for the five-year period following the Closing Date together with a written statement of the assumptions underlying them; and

(d)                                 pro forma Closing Date balance sheets for the Credit Parties, on a consolidated basis, reflecting a valuation of all of the Credit Parties’ assets and liabilities based on GAAP, and adjusted, as appropriate, as of March 31, 2001, taking into account all transactions taking place on the Closing Date, all certified by the Parent’s Chief Executive Officer or Chief Financial Officer as of the Closing Date, and which are attached hereto as Schedule 4.2 (the cash flow projections and pro forma balance sheets being referred to as the “Pro Formas”).

The financial statements referred to in clauses (a) and (b) of the first sentence of this Section 4.2 have been prepared in accordance with GAAP (except as otherwise noted therein and except that the unaudited financial statements do not contain footnotes), and fairly present, in all material respects (subject to normal year year-end audit adjustments), the respective financial condition of AMHC, AMGI and all of its Subsidiaries, on a consolidated basis, and Kenan and all of its Subsidiaries, on a consolidated basis, as of the respective dates indicated therein and the respective results of the operations of AMHC, AMGI and all of its Subsidiaries, on a consolidated basis, and Kenan and all of its Subsidiaries, on a consolidated basis, for the respective periods indicated therein.  The cash flow projections and analyses referred to in clause (c) of the first sentence of this Section 4.2 reflect the reasonable estimates of the Company of the information projected therein, based on the assumptions accompanying such projections which while subject to changing conditions beyond the Company’s control are reasonable assumptions (a) predicated on historical, financial and operating results of AMHC, AMGI and all of its Subsidiaries and Kenan and all of its Subsidiaries and (b) in light of reasonably foreseeable business conditions.  The pro forma balance sheets described in clause (d) of the first sentence of this Section 4.2 are, to Knowledge of the Company, complete and accurate in all material respects and fairly present in all material respects each of the Credit Parties’ assets, liabilities and financial condition, on a consolidated basis as described above, as of March 31, 2001, but taking into account the transactions contemplated as of the Closing Date by this Agreement, the Acquisition Documents and the Senior Loan Agreement and those contemplated as of the Closing Date under the Other Agreements.  To the Knowledge of the Company, there are no omissions from the Pro Formas or other facts and circumstances not reflected in the Pro Formas which are or could reasonably be anticipated to be material.  Except as set forth on Schedule 4.2, at March 31, 2001, no Credit Party had liabilities or obligations (absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in such financial statements which are, individually or in the aggregate, material to the condition, financial or otherwise, or operations of the Credit Parties as of that date which are not reflected on such financial statements.  There has been no material adverse change in the condition, financial or otherwise, or operations of AMHC, AMGI and its Subsidiaries, taken as a whole, or Kenan and its Subsidiaries, taken as a whole, any subsidiary since December 31, 2000, nor has there otherwise occurred a Material Adverse Effect, except as disclosed on Schedule 4.2.

4.3                                 Default.  Except as disclosed on Schedule 4.3, no Credit Party is in breach of any material term or provision of any loan agreement, indenture, mortgage or security agreement, or any material lease, franchise, permit, license or other agreement or obligation to which it is a party or by which any of its properties may be bound.  Each Credit Party is paying its debts as they become due.

4.4                                 Authorization and Compliance with Laws and Material Agreements.  The execution, delivery and performance by (a) the Credit Parties (other than Kenan) of this Agreement, the Acquisition Documents, the Senior Loan Documents and the Other Agreements to which it is or may in connection with the transactions contemplated hereby become a party, and (b) Kenan of the Kenan Merger Agreement, have been or prior to the consummation of such transactions will be duly authorized by all requisite action on the part of the Credit Parties and do not and will not violate the respective Articles/Certificate of Incorporation or Bylaws of each of the Credit Parties or any law or any order of any court, governmental authority or arbitrator, and do not and will not upon the consummation of the transactions contemplated hereby conflict with, result in a breach of, or constitute a default under, or result in the imposition of any Lien (except Permitted Liens) upon any assets of the Credit Parties pursuant to the provisions of any loan agreement, indenture, mortgage, security agreement, franchise, permit, license or other instrument or agreement by which the Credit Parties or any of their respective properties is bound.  Except as set forth on Schedule 4.4, no authorization, approval or consent of, and no filing or registration with, any court, governmental authority or third Person is or will be necessary for the execution, delivery or performance by the Credit Parties of this Agreement, the Acquisition Documents, the Senior Loan Documents and the Other Agreements to which they are a party or the validity or enforceability thereof.  Except as set forth on Schedule 4.4, all such authorizations, approvals, consents, filings and registrations described in Schedule 4.4 have, or prior to Closing Date will have, been obtained.  No Credit Party is in violation of (i) any term of its Articles/Certificate of Incorporation or Bylaws, or (ii) any judgment or decree, or (iii) any material term or condition of any material contract or agreement, and each Credit Party is in full compliance in all material respects with all applicable laws, regulations and rules.

4.5                                 Environmental Condition of the Property.  Except as disclosed on Schedule 4.5:

(a)                                  With respect to permits and licenses, (i) all material licenses, permits, consents or other approvals required under Environmental Laws that are necessary to the operations of the business of the Credit Parties have been obtained and, to the extent material, are in full force and effect and are listed on the attached Schedule 4.5, and no Credit Party is aware of any Basis for revocation or suspension of any such licenses, permits, consents or other approvals; (ii) to the Knowledge of the Company, and except for notices, modifications or amendments required to be filed with the appropriate Governmental Entity to reflect such change in ownership or control, which are disclosed on Schedule 4.5, as a result of the Kenan Acquisition Transaction and the Advantage Acquisition Transaction, and except for notices, modifications or amendments required to be filed with the appropriate Governmental Entity to reflect change in ownership or control, no Environmental Law imposes any obligation upon the Credit Parties, as a result of any transaction contemplated hereby, requiring prior notification to any Governmental Entity of the transfer of any permit, license, consent or other approval which is necessary to the operations of the business of the Credit Parties; and (iii) all of the facilities and operations of the business of the Credit Parties have been operated, in all material respects, in accordance with the permits, licenses, consents or approvals of the Credit Parties and within the production levels or emission levels specified in such permits, licenses, consents or approvals.

(b)                                 Each of the Credit Parties is in compliance in all material respects, and has at all times operated its business in compliance in all material respects, with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws.  To the Knowledge of the Company, no incident has occurred that was required to be reported by the Credit Parties to a Governmental Entity under any Environmental Law that has not been reported.  During the three years prior to the date of this Agreement, no Governmental Entity has issued any citation, notice of violation or other enforcement action against the Credit Parties, except enforcement actions that have been finally resolved in a manner that will not require the expenditure of funds by the Credit Parties subsequent to the Closing Date of more than $100,000.

(c)                                  There are not any existing, pending or, to the Knowledge of the Company, threatened actions, suits, claims, inquiries or proceedings or, to the Knowledge of the Company, investigations by or before any court or any other Governmental Entity directed against the Credit Parties in connection with the operation of their business which related to (i) any Contamination, (ii) violations by the Credit Parties of any Environmental Law, (iii) personal injury or property damage claims relating to a release of Hazardous Materials by the Credit Parties, or (iv) response, removal or remedial costs or natural resource damages under the Comprehensive Environmental Response, Compensation, and Liability Act or any similar state law. No Credit Party has, since January 1, 1995, received from any Governmental Entity or other person a request for information about any site where a Hazardous Material has been Released or any notice that any of them has been named as a responsible or potentially responsible party with respect to any Contamination.

(d)                                 No portion of the real property currently, or to the Knowledge of the Company, previously, owned, leased, occupied or controlled by the Credit Parties with respect to their businesses is listed on any Contaminated Site List.

(e)                                  To the Knowledge of the Company, no Contamination exists on or with respect to any property currently owned by the Credit Parties.

(f)                                    There are no underground storage tanks (including tanks that are exempt from regulation) for Hazardous Materials or petroleum, active or, to the Knowledge of the Company, abandoned, at any property now owned or leased by the Credit Parties.

(g)                                 The Company has provided to or allowed inspection of by Purchasers all engineering, geologic, environmental and other documents, reports, studies or maps prepared for the benefit of, or in the possession of the Credit Parties relating to (i) any Contamination existing on any real property owned or leased by the Credit Parties, or (ii) any violations by the Credit Parties of any Environmental Laws.

(h)                                 All Hazardous Materials generated by the Credit Parties in their business have been handled by the Credit Parties in compliance in all material respects with Environmental Laws.

(i)                                     With respect to property not currently owned by the Credit Parties, to the Knowledge of the Company, (i) no act or omission of the Credit Parties has resulted in Contamination on such property, (ii) no Credit Party has transported or arranged for the transportation of a Hazardous Material to, or arranged for the disposal or treatment of a Hazardous Material at, property that is Contaminated, (iii) no Contamination has migrated from a property owned by any of the Credit Parties to any such unowned property and (iv) no Credit Party is otherwise liable for Contamination at any such unowned property.

(j)                                     The Credit Parties have current environmental insurance policies in place in the amounts described on Schedule 4.5.

4.6                                 Solvency.  No Credit Party is entering into the arrangements contemplated by this Agreement and the Other Agreements with the actual intent to hinder, delay or defraud either present or future creditors.  After giving effect to the transactions contemplated by the Senior Loan Agreement, this Agreement, the Kenan Acquisition Agreement, the Advantage Acquisition Agreement and the Other Agreements, each of the Credit Parties taken as a whole will be solvent, able to pay their debts as they mature, have capital sufficient to carry on their business and all businesses in which they are about to engage, and

(a)                                  the assets of the Credit Parties, taken as a whole, at a fair valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Credit Parties;

(b)                                 current projections which are based on underlying assumptions which provide a reasonable basis for the projections and which reflect the Credit Parties’ judgment based on present circumstances, the most likely set of conditions and the Credit Parties’ most likely course of action for the period projected, demonstrate that the Credit Parties taken as a whole will have sufficient cash flow to enable them to pay their debts as they mature; and

(c)                                  the Credit Parties taken as a whole do not have an unreasonably small capital base with which to engage in their anticipated business.

For purposes of paragraph (a) of this Section 4.6, the “fair valuation” of the assets of the Credit Parties shall be determined on the basis of the amount which may be realized within a reasonable time, either through collection or sale of such assets at market value, deeming the latter as the amount which could be obtained for the property in question within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions.

4.7                                 Litigation and Judgments.  Except as disclosed on Schedule 4.7, there is no action, suit, proceeding or, to the Knowledge of the Company, investigation before any court, governmental authority or arbitrator pending, or to the Knowledge of the Company threatened, against or materially adversely affecting the Credit Parties, this Agreement, the Acquisition Documents, the Senior Loan Documents and/or the Other Agreements.  Except as disclosed on

Schedule 4.7, there are no outstanding judgments against the Credit Parties.  None of the matters listed on Schedule 4.7 could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.8                                 Rights in Properties; Liens.  Each of the Credit Parties has good and indefeasible title to all properties and assets reflected on its balance sheets, and none of such properties or assets is subject to any Liens, except Permitted Liens.  Each of the Credit Parties enjoys peaceful and undisturbed possession under all leases necessary for the operation of its other properties, assets, and businesses and all such leases are valid and subsisting and are in full force and effect.  There exists no default under any provision of any lease which would permit the lessor thereunder to terminate any such lease or to exercise any rights under such lease which, individually or together with all other such defaults, would have a Material Adverse Effect.  Each of the Credit Parties has the right to use all of the Intellectual Property material to its business as presently conducted and such corporation’s use of the Intellectual Property does not infringe the rights of any other Person in any material respect.  To the Knowledge of the Company, no other person is infringing the rights of the Credit Parties, in any of the Intellectual Property, except as stated on Schedule 4.8. The Credit Parties own or possess all licenses, permits, franchises, authorizations, patents, patent applications, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are material to its business as presently conducted, without known conflict with the rights of others; to the Knowledge of the Company, no such license or trademark has been declared invalid, been limited by order of any governmental authority or by agreement, or is the subject of any infringement, interference or similar proceeding or challenge; to the Knowledge of the Company, no product of the Credit Parties infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and to the Knowledge of the Company, there is no material violation by any Person of any right of the Credit Parties with respect to any patent, patent applications, copyright, service mark, trademark, trade name or other right owned or used by the Credit Parties.  No Credit Party owes any royalties, honoraria or fees to any Person by reason of its use of the Intellectual Property, except as stated on Schedule 4.8.

4.9                                 Enforceability.  This Agreement, the Acquisition Documents, the Senior Loan Documents and the Other Agreements to which any of the Credit Parties is a party, when delivered, shall constitute the legal, valid and binding obligations of the Company and such Subsidiary enforceable against the Credit Parties in accordance with their respective terms.

4.10                           Indebtedness.  After giving effect to the transactions contemplated by this Agreement, the Acquisition Documents and the Senior Loan Documents, no Credit Party has any Indebtedness, except Permitted Indebtedness.  There is no Indebtedness owed by Credit Parties to any Affiliate.

4.11                           Taxes.  Each of the Credit Parties have filed all tax returns (federal, state, and local) required to be filed, including, without limitation, all income, franchise, employment, property, and sales taxes, and has paid all of its tax liabilities, other than immaterial amounts and taxes that are being contested by such corporation in good faith by appropriate proceedings and with respect to which adequate reserves in accordance with GAAP have been provided for on the

Credit Parties’ books.  The Company knows of no pending investigation of the Credit Parties’ by any taxing authority or pending but unassessed tax liability of Credit Parties.  Except as set forth on Schedule 4.11, no Credit Party has made any presently effective waiver of any applicable statute of limitations or request for an extension of time to file a tax return, and neither is a party to any tax-sharing agreement.

4.12                           Use of Proceeds; Margin Securities.  No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any extension of credit under this Agreement will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.  No Credit Party nor any Person acting on its behalf has taken any action that might cause the transactions contemplated by this Agreement, the Acquisition Documents, the Senior Loan Documents or any Other Agreements to violate Regulations U or X or to violate the Securities Exchange Act of 1934, as amended.

4.13                           Employee and Labor Matters and Plans.

(a) Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the Closing Date with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code.  No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period.  The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the Closing Date, exceed the value of the assets of such Plan allocable to such accrued benefits.  Neither the Company nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Company nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Company or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the Closing Date.  No such Multiemployer Plan is in Reorganization or Insolvent.  As of the Closing Date, no Credit Party maintains a Multiemployer Plan with in the meaning of Section 3(37) of ERISA or a defined pension benefit plan.

(b)                                 The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of any material liability of the Company and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1)  of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits, except as set forth on Schedule 4.13.

(c)                                  Except as may be required under Section 4980B of the Code or any similar state law requiring continuous coverage with respect to health plans and as provided in the Employment Agreements, to the Knowledge of the Company, no Credit Party maintains, contributes to or is obligated under any plan, contract, policy or arrangement providing health or death benefits (whether or not insured) to current or former employees or other personnel beyond the termination of their employment or other services. Except as set forth in Schedule 4.13 and except as limited by law, each Plan, which exceeds $100,000 with respect to any employee and $500,000 in the aggregate, may be unilaterally terminated and/or amended by the Company or a Commonly Controlled Entity at any time.

(d)                                 To the Knowledge of the Company, except as set forth on Schedule 4.13 the consummation of the transactions contemplated by this Agreement will not (either alone or in conjunction with another event, such as a termination of employment or other services) entitle any employee or other person to receive severance or other compensation which would not otherwise be payable absent the consummation of the transactions contemplated by this Agreement or cause the acceleration of the time of payment or vesting of any award or entitlement under any Plan.

4.14                           Delivery of Acquisition Documents, Management Options, Contingent Options and Employment Agreements.  Purchasers have received complete copies of the Acquisition Documents, the Management Options, the Contingent Options and the Employment Agreements executed as of the Closing Date and all documents executed in connection therewith (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof.  None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Purchasers.

4.15                           Disclosure.  No representation or warranty made by the Credit Parties in the Senior Loan Documents, the Acquisition Documents or any Other Agreement to which any Credit Party is a party contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.  There is no fact known to any Credit Party which any Credit Party has determined has a Material Adverse Effect, or which any Credit Party has determined could reasonably be anticipated to in the future (other than facts relating to the economy generally) have a Material Adverse Effect, that has not been disclosed in writing to Purchasers.  Except for the Management Agreement, the Stockholders’ Agreement, the Registration Rights Agreement, the Employment Agreements, the Contingent Options, the Management Options, the Lease, and the agreements disclosed on Schedule 4.15, no officer, director, or Affiliate of any Credit Party, or any owner of 5% or more of Parent stock (other than Purchasers), or any individual related by common ancestry, marriage or adoption to any such individual or any entity in which any such Persons or individuals collectively own any beneficial interest in excess of 10% (other than Purchasers), is a party to any agreement, contract, commitment or transaction with any Credit Party or has any material interest in any material property used by any Credit Party (each an “Affiliate Transaction”).  The Affiliate Transactions disclosed on Schedule 4.15 are on terms which are fair and reasonable and are as least as favorable as would result in a comparable arms-length transaction with any Person that is not described in the preceding sentence.

4.16                           Subsidiaries and Capitalization.  The Company has no Subsidiaries except as described in Schedule 4.16.  All the issued and outstanding shares of capital stock of each Credit Party are duly authorized, validly issued, fully paid and nonassessable.  The capitalization, and the identity of the holders (and respective holdings) of all of the issued and outstanding capital stock of each Credit Party, both prior to, except with respect to Kenan, and after the Closing Date, after giving effect to the transactions contemplated by the Acquisition Documents to be consummated on such date, and the amounts of each on an outstanding basis and a fully-diluted basis, are set forth on Schedule 4.16.  No violation of any preemptive rights of shareholders of any of the Credit Parties has occurred by virtue of the transactions contemplated under this Agreement, the Acquisition Documents, the Senior Loan Documents or any Other Agreement.  There are no outstanding contracts, options, warrants, instruments, documents or agreements binding upon any of the Credit Parties granting to any Person or group of Persons any right to purchase or acquire shares of any of the Credit Parties’ capital stock, except for those listed on Schedule 4.16.

4.17                           Current Locations.  Schedule 4.17 identifies each Credit Party’s principal place of business and chief executive office, all the locations where each Credit Party maintains any books or records relating to any of its assets, all other locations where each Credit Party has a place of business, and each address where any of the Credit Parties’ assets are located.  Schedule 4.17 accurately indicates whether each such location is owned or leased, and, if leased, identifies the owner of such location.  No Person other than the Credit Parties have possession of any material amount of the assets of the Credit Parties except as disclosed on Schedule 4.17.

4.18                           Investment Company Act.  No Credit Party is an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.19                           Public Utility Holding Company Act.  No Credit Party is a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or a “public utility” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

4.20                           No Burdensome Restrictions.  No Credit Party is a party to, or bound by any agreement, condition, contract or arrangement which has, or which the Credit Parties reasonably expect in the future will have, a Material Adverse Effect.

4.21                           Securities Laws.  Based in part upon the representations and warranties of Purchasers contained in Article III, the Company has complied with or is exempt from the registration and/or qualification requirements of all federal and state securities or blue sky laws applicable to the issuance or sale of the Senior Subordinated Notes.

4.22                           No Labor Disputes.  No Credit Party is involved in any labor dispute.  Except as set forth on Schedule 4.22, there are no strikes or walkouts or union organization of any of the Credit Parties’ employees in existence or to the Knowledge of the Company threatened and there are no labor contracts other than the Employment Agreements.  Each Credit Party is in compliance with all laws, rules, regulations, orders and decrees applicable to such Credit Party or its properties, except for instances of noncompliance which, individually or in the aggregate, will not have a Material Adverse Effect.

4.23                           Brokers.  No Credit Party nor any of their respective shareholders has dealt with any broker, finder, commission agent or other Person in connection with the Advantage Acquisition Transaction or the Kenan Acquisition Transaction or other transactions referenced in or contemplated by this Agreement, nor is any Credit Party or any of their respective shareholders under any obligation to pay any broker’s fee or commission in connection with such transactions, except as set forth on Schedule 4.23.

4.24                           Insurance.  The amount and types of insurance carried by the Credit Parties, and the terms and conditions thereof, are sufficient to provide the Credit Parties with the level of coverage required by law.  Schedule 4.24 lists the insurance policies and types of coverage maintained by the Credit Parties.

4.25                           Conduct of Business.  On the Closing Date, each Credit Party is engaged only in businesses of the type described in Schedule 4.25.

4.26                           RSTW 1998 Note and RSTW 2000 Note. The Company issued the RSTW 1998 Note to RSTW on December 31, 1998, and the unpaid principal balance thereof outstanding on the date hereof is $12,000,000 plus accrued unpaid interest. The Company issued the RSTW 2000 Note to RSTW on September 25, 2000, and the unpaid principal balance thereof outstanding on the date hereof is $1,250,000 plus accrued unpaid interest.

V.                                    CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASERS

Purchasers’ obligations hereunder shall be subject to (a) the performance by the Company of its obligations hereunder which by the terms hereof are to be performed at or prior to delivery of the Senior Subordinated Notes, and (b) the satisfaction of the following conditions on or before the Closing Date:

5.1                                 Effectiveness of Senior Loan Documents.  The Senior Loan Documents shall have been duly executed and delivered by the parties thereto and shall be on terms and conditions satisfactory to Purchasers (without limiting the foregoing, the scheduled amortization of the Term Loans shall not exceed $5,000,000 during the 12 month period immediately following the Closing Date under any circumstances, whether as the result of market-flex provisions in the Senior Loan Agreement or otherwise).  All conditions precedent to the making of the Revolving Credit Loans and the Term Loans shall have been satisfied or waived by the Senior Lender.

5.2                                 Effectiveness of Subordination Agreements.  (a) The Senior Subordination Agreement shall have been duly executed and delivered by Purchasers and the Senior Lender, and shall be on terms and conditions which are satisfactory to Purchasers; and (b) the Seller Subordination Agreement shall have been duly executed and delivered by Purchasers and the Sellers, and shall be on terms and conditions which are satisfactory to Purchasers.

5.3                                 Minimum Availability.  The Company shall have available cash and immediately accessible availability under the Revolving Credit Loans and the Term Loans in an amount equal to not less than $8,000,000 on the Closing Date after giving affect to the payment of (i) prior indebtedness contemplated to be paid at the Closing Date, (ii) all fees payable to Purchasers under the terms of this Agreement, and (iii) all costs and expenses arising as a result of the transactions contemplated by this Agreement, the Acquisition Documents, the Senior Loan Documents and any Other Agreement to which any Credit Party is a party, and Purchasers shall have received satisfactory evidence thereof.

5.4                                 Stockholders Equity.  The Parent shall have received a cash equity capital contribution of not less than $24,000,000 from RFE, Sterling, the Purchasers and certain other investors reasonably acceptable to Purchasers and an equity contribution in kind of approximately $1,676,000 which shall have been contributed by the executive management members of Kenan in exchange for Preferred Stock, and Purchasers shall have received satisfactory evidence thereof and shall have been satisfied with the form of such contribution.  RSTW and the MassMutual Investors shall have entered into the Stockholders’ Agreement pursuant to which RSTW shall have purchased approximately $2,200,000 of Preferred Stock and the MassMutual Investors shall have purchased approximately $2,200,000 of Preferred Stock.

5.5                                 Acquisition.  The Acquisition Documents shall have been duly executed and delivered by the parties thereto, all conditions to the consummation of the Kenan Acquisition Transaction and the Advantage Acquisition Transaction shall have been satisfied or waived with Purchasers’ consent, and the terms and provisions of the Acquisition Documents and the structure of the Advantage Acquisition Transaction and the Kenan Acquisition Transaction shall be satisfactory to Purchasers and all of the transactions contemplated thereby shall have been consummated other than, in the case of the Kenan Acquisition Transaction, the filing of the Plan of Merger with the Secretary of State of the State of North Carolina (which shall be consummated simultaneously with this Agreement). With respect to the Kenan Acquisition Transaction, the per share consideration shall be no greater than $35.00 per share.

5.6                                 [Intentionally Omitted.]

5.7                                 No Litigation; Consummation of Transactions.  No injunction, preliminary injunction, or temporary restraining order shall be threatened or shall exist which prohibits or may prohibit the transactions contemplated herein or any other related transaction, and no litigation or similar proceeding (including, without limitation, any litigation or other proceeding seeking injunctive or similar relief) shall be threatened or shall exist with respect to the transactions contemplated herein, which, if adversely determined, would in the judgment of Purchasers have a Material Adverse Effect.

5.9                                 Documents.  Purchasers shall have received the following, each in form and substance satisfactory to Purchasers:

(a)                                  Senior Subordinated Notes.  The Senior Subordinated Notes issued in the name of the appropriate Purchaser duly executed by the Company;

(b)                                 Warrant and Warrant Documents.  The Warrants, duly issued by the Parent to Purchasers in the denomination specified on Annex I hereto, along with the fully executed Warrant Documents and all other documents and instruments required pursuant thereto together with evidence satisfactory to Purchasers that all conditions to the obligations of Purchasers thereunder have been satisfied in full or waived by Purchasers;

(c)                                  Put Guaranty.  The Put Guaranty duly executed by AMHC, AMGI, KTC and the Subsidiaries, in form and substance satisfactory to Purchasers;

(d)                                 Intentionally Omitted;

(e)                                  Agreement Regarding Certain Put Option Actions.  Written agreement by Sterling Investment Partners, L.P. and RFE Investment Partners in favor of the Purchasers pursuant to which Sterling Investment Partners, L.P., and RFE Investment Partners agree to comply with, and use their reasonable best efforts to cause the Company and its Subsidiaries to comply with, the obligations described in Section 2.10.3(c) of the Warrant Purchase Agreement;

(f)                                    Insurance.  Certified copies of all insurance policies and endorsements thereto required by Section 6.13;

(g)                                 Approvals and Consents.  Copies, certified by the Company, of all consents, authorizations, filings, licenses and approvals, if any, required in connection with the consummation of the Advantage Acquisition Transaction and the Kenan Acquisition Transaction, the execution, delivery and performance by the Credit Parties, or the validity and enforceability of, this Agreement, the Senior Loan Documents, the Acquisition Documents or the Other Agreements to which the Company is a party;

(h)                                 Opinion of Counsel to the Company.  The written legal opinions of Buckingham, Doolittle & Burroughs LLP, counsel to the Company, Fulbright & Jaworski L.L.P., special New York counsel to the Company, and Smith, Helms, Mullis & Moore, LLP, special North Carolina counsel to the Company, such opinions to be substantially in the form of Exhibit B hereto;

(i)                                     General Certificate of each Credit Party’s (except Kenan and PCT) Secretary.  A certificate of the Secretary of each of the Credit Parties (except Kenan and PCT) together with true and correct copies of the following:

(A)                              Articles of Incorporation.  The Articles of Incorporation of such corporation, including all amendments thereto, certified by the Secretary of State of the state of its incorporation and dated within 30 days prior to the Closing Date;

(B)                                Bylaws.  The Bylaws of such corporation, including all amendments thereto;

(C)                                Resolutions.  The resolutions of the Board of Directors of such corporation authorizing the execution, delivery and performance of the Acquisition Documents and the Other Agreements to which such corporation is a party;

(D)                               Existence and Good Standing Certificates.  Certificates of the appropriate government officials of the state of incorporation of such corporation as to its existence and good standing, and certificates of the appropriate government officials in each state where such corporation does business and where failure to qualify as a foreign corporation would have a Material Adverse Effect, as to its good standing and due qualification to do business in such state, each dated within 30 days prior to the Closing Date; and

(j)                                     Senior Loan Documents.  Copies of the Senior Loan Documents and each document relating thereto, and a certificate of the Chief Executive Officer of the Parent certifying that the attached documents are a true, correct and complete set of the Senior Loan Documents, that all conditions precedent to funding of the Revolving Credit Loans and the Term Loans have been met or waived, and that those transactions are being consummated simultaneously with the sale of the Senior Subordinated Notes;

(k)                                  Solvency Certificate.  A certificate regarding the solvency of the Credit Parties, which includes a pro forma balance sheet and cash flow projections and analyses for the Credit Parties, executed by the Chief Executive Officer or the Chief Financial Officer of the Parent;

(l)                                     Sources and Uses Certificate.  A certificate executed by the Chief Executive Officer or the Chief Financial Officer of the Parent, setting forth in reasonable detail the sources and uses of funds in the transactions contemplated herein, in the Senior Loan Documents and in the Other Agreements;

(m)                               Transaction Certificate.  A certificate of the Chief Executive Officer or the Chief Financial Officer of the Company that, to his Knowledge, all conditions precedent to the effectiveness of this Agreement have been satisfied or waived;

(n)                                 [Intentionally Omitted];

(o)                                 Employment Agreements.  A copy of each Employment Agreement entered into on the Closing Date, in form and substance satisfactory to Purchasers;

(p)                                 Management Agreement.  A certified copy of the Management Agreement, duly executed by the parties thereto and in form and substance satisfactory to Purchasers;

(q)                                 Contingent Options and Management Options.  A certified copy of the agreements granting the Contingent Options and with respect to the Management Options, a copy of (i) the Amended and Restated Senior Management Option Agreement dated as of the date hereof executed by the Parent in favor of Dennis Nash and Carl Young and (ii) the plan, if such plan exists, and form of agreement pursuant to which all other options will be issued and a list of all grantees thereunder (including the number of options to be issued to such grantees and the exercise price of such options);

(r)                                    Other Agreements.  The Other Agreements, fully executed by the respective parties thereto, along with all other documents and instruments required pursuant thereto, together with evidence satisfactory to Purchasers that all conditions to the obligations of the parties obligated thereunder have been satisfied in full or waived;

(s)                                  Guaranty.  The Guaranty duly executed by each of Parent, AMHC, NCT, ATL, McDaniel, Evalia and any other Subsidiary of the Company and/or the Parent in favor of Purchasers for the Indebtedness of the Company to Purchasers;

(t)                                    [Intentionally Omitted.]

(u)                                 This Agreement.  This Agreement duly executed by Purchasers and the Company; and

(v)                                 Additional Information; Other Documents and Agreements.  Such other information, documents, agreements, commitments and undertakings as Purchasers shall reasonably request.

5.10                           Material Adverse Change.  For the period from September 30, 2000, to the Closing Date, and except for the transactions contemplated by this Agreement and the Senior Loan Agreement there shall have been (a) no change, event, occurrence or development which is or is reasonably likely to be materially adverse to the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of (i) Kenan and its Subsidiaries taken as a whole, or (ii) AMGI, Kenan and their respective Subsidiaries together taken as a whole, and (b) no occurrence or event which would lead the Company or Purchasers to believe that the Credit Parties would fail to meet the cash flow projections delivered to Purchasers pursuant to Section 4.2.

5.11                           Fees.  Closing fees and amendment/restructuring fees in the amounts set forth in Section 1.3 hereof shall have been paid to Purchasers.  All other fees then payable pursuant to this Agreement (including the fees, expenses and disbursements of the Purchasers’ counsel) shall have been paid to Purchasers (or such counsel, as applicable).  Total fees, including reimbursement of out-of-pocket expenses, payable at Closing Date shall not exceed $10,000,000 (excluding any premiums paid by the Company for any environmental insurance policies of the Company) in the aggregate, of which not more than $875,000 in fees (excluding reimbursement of reasonable out-of-pocket expenses) in the aggregate shall be paid to Sterling, or any affiliate of Sterling, and not more than $875,000 in fees (excluding reimbursement of reasonable out-of-pocket expenses) in the aggregate shall be paid to RFE, or any affiliate of RFE.

5.12                           No Event of Default.  No Event of Default or Potential Default shall have occurred and be continuing.

5.13                           Representations and Warranties.  All representations and warranties contained in this Agreement and the Other Agreements shall be true and correct on the Closing Date.

5.14                           Approvals and Consents.  All consents, authorizations, filings, licenses, approvals and registrations described in Schedule 4.4 shall have been obtained or made, other than the filing of the Plan of Merger with respect to the Kenan Acquisition Transaction with the Secretary of State of the State of North Carolina (which shall be filed simultaneously with the consummation of the transactions contemplated by this Agreement) and filings required on the part of Parent to perform its obligations under the Registration Rights Agreement.

5.15                           Maximum Pro Forma Combined Leverage Ratio.  On the Closing Date, the pro forma Leverage Ratio of the Credit Parties (determined on a pro forma combined total debt and pro forma combined trailing 12 month EBITDA basis for the Credit Parties as of March 31, 2001 and as if the transactions contemplated by the Acquisition Documents had occurred) shall not be greater than 3.8.

5.16                           Environmental Insurance Policies.  Certified copies of all environmental insurance policies and endorsements thereto, in form and substance, and in such amounts, covering such risks and liabilities, and having such deductibles, exclusions and other terms and conditions as are reasonably acceptable to the Purchasers.

VI.                                AFFIRMATIVE COVENANTS

The Company covenants and agrees that, from the date hereof and until the Senior Subordinated Obligations have been finally and irrevocably paid in full in accordance with the terms hereof and the other agreements, documents and instruments evidencing the same:

6.1                                 Financial Statements.  The Company will keep books of account and prepare financial statements and will cause to be furnished to Purchasers (all of the foregoing and following to be kept and prepared in accordance with GAAP):

(a)                                  As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year of the Company, beginning with the Fiscal Year ending December 31, 2001, (i) a copy of the financial statements of the Credit Parties for such Fiscal Year containing a consolidated and consolidating balance sheet, statement of income, statement of stockholders’ equity, and statement of cash flows, each as at the end of such Fiscal Year and for the Fiscal Year then ended and in each case setting forth in comparative form the figures for the preceding Fiscal Year, along with management’s discussion and analysis of variances, all in reasonable detail and audited and certified, in the case of the consolidated financial statements of Parent, Ernst & Young LLP, or another Big-Five Accounting Firm selected by the Parent and consented to by Purchasers, such consent not to be unreasonably withheld; and (ii) a comparison of the actual results during such Fiscal Year to those originally budgeted by the Parent prior to the beginning of such Fiscal Year (or in respect of the Fiscal Year ended December 31, 2001, the projections for such year provided to the Purchasers on the Closing Date) and a narrative description and explanation of any budget variances.  The annual audit report required by this Agreement will not be qualified by or make reference to any disclosure that any Credit Party may not continue as a going concern or otherwise be qualified or limited because of restricted or limited examination by the accountant of any portion of any of the records of any Credit Party.

(b)                                 As soon as available, and in any event within thirty (30) days after the end of each fiscal month, a copy of unaudited consolidated financial statements of the Credit Parties as of the end of such fiscal month and for the portion of the Fiscal Year then ended, subject to year-end audit adjustments, containing a balance sheet, statement of income, statement of retained earnings and statement of cash flows, in each case setting forth in comparative form the figures for the corresponding period of the preceding Fiscal Year and all in reasonable detail, including, without limitation, a comparison of the actual results during such period to those originally budgeted by the Parent prior to the beginning of such fiscal period (or in respect of the Fiscal Year ended December 31, 2001, the projections for such year provided to the Purchasers on the Closing Date) and for the Fiscal Year to date.

(c)                                  On or before January 31 of each Fiscal Year, an annual budget or business plan for such Fiscal Year, including a projected consolidated and consolidating balance sheet, income statement, and cash flow statement for such year and any underlying assumptions, and, promptly during each Fiscal Year, all revisions thereto approved by the board of directors of the Parent.

(d)                                 As soon as available, copies of all final reports or letters submitted to the Company by its independent certified public accountants in connection with each annual, interim or special audit of the financial statements of the Parent made by such accountants, including, without limitation, any management report, and the Company agrees to obtain such a report in connection with each of the annual audits.

6.2                                 Certificates; Other Information.  The Company will furnish to Purchasers all of the following:

(a)                                  Concurrently with the delivery of each of the financial statements referred to in Section 6.1(a) and Section 6.1(b), a certificate of an authorized officer of the Company in the form of the officer’s certificate attached hereto as Exhibit C (i) stating that no Potential Default or Event of Default has occurred and is continuing or, if such officer has Knowledge of a Potential Default or Event of Default, the nature thereof and specifying the steps taken or proposed to remedy such matter, (ii) in the case of the financial statements for the period ended March, June, September and December of each year, showing in reasonable detail the calculations showing compliance with Sections 6.23 and 7.11, (iii) stating that the financial statements attached have been prepared in accordance with GAAP (except that the unaudited financial statements do not include footnotes) and fairly present in all material respects (subject to year-end audit adjustments, for the monthly certificates) the consolidated financial condition and results of operations of the Credit Parties at the date and for the period indicated therein, (iv) containing summaries of accounts receivable agings, and tractor and trailer asset counts, (v) (A) containing a schedule of the outstanding Indebtedness for borrowed money of the Credit Parties describing in reasonable detail each such debt issue or loan outstanding, the name, address and telephone/fax numbers of each of the holders or lenders, as the case may be, of such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan outstanding and (B) making a statement in respect of each thereof similar to the statement required in clause (a)(i) above, (vi) containing a narrative report of the business and affairs of the Credit Parties which includes, but is not limited to, a discussion of the results of operations compared to those originally budgeted for such period, and (vii) a report detailing (A) all matters materially affecting the value, enforceability or collectibility of any portion of its or any Subsidiary’s assets exceeding $500,000, with respect to any single matter, or $1,000,000 in the aggregate, including, without limitation, any Credit Party’s reclamation or repossession of, or the return to any Credit Party of, a material amount of goods and material claims or disputes asserted by any customer or other obligor of which any Credit Party has become aware and were not disclosed to Purchasers on prior certificates delivered to Purchasers pursuant to this Section 6.2(a), and (B) any material adverse change in the relationship between any Credit Party and any of its material suppliers or customers.

(b)                                 As soon as available, (i) a copy of each financial statement, report, notice or proxy statement sent by any Credit Party to its stockholders in their capacity as stockholders, (ii) a copy of each regular, periodic or special report, registration statement, or prospectus filed by any Credit Party with any securities exchange or the Securities and Exchange Commission or any successor agency, and any material order issued by any court, governmental authority, or arbitrator in any material proceeding to which any Credit Party is a party, (iii) copies of all press releases and other statements made available generally by any Credit Party to the public generally concerning material developments in any Credit Party’s business, and (iv) a copy of all correspondence and reports sent by the Credit Parties to the Senior Lender.

(c)                                  Promptly, such additional information concerning the Credit Parties, as Purchasers may reasonably request.

6.3                                 Books and Records.  The Credit Parties shall, and shall cause each other Credit Party to, keep (a) proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books from its earnings allowances against doubtful receivables, advances and investments and all other proper accruals (including, without limitation, by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business.  All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied.  Each Credit Party will maintain a modern system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements in conformity with GAAP.

6.4                                 Financial Disclosure.  The Company hereby irrevocably authorizes and directs all accountants and auditors employed by it at any time during the term of this Agreement to exhibit and deliver to Purchasers copies of any of the Credit Parties’ financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Purchasers any information they may have concerning the Credit Parties’ financial status and business operations.  The Company hereby irrevocably authorizes all federal, state and municipal authorities to furnish to Purchasers copies of reports or examinations relating to the Credit Parties whether made by the Credit Parties or otherwise.

6.5                                 Disclosure of Material Matters.  The Company shall, and shall cause each other Credit Party to, promptly upon learning thereof, report to Purchasers (a) all matters materially affecting the value, enforceability or collectibility of any portion of its assets or the assets of any other Credit Party exceeding $500,000 with respect to any single matter, or $1,000,000 in the aggregate, including, without limitation, any Credit Party’s reclamation or repossession of, or the return to any Credit Party of, a material amount of goods and material claims or disputes asserted by any customer or other obligor, and (b) any material adverse change in the relationship between any Credit Party, and any of their material suppliers or customers.

6.6                                 Performance of Obligations.  The Company shall duly and punctually pay and perform its obligations under this Agreement, the Senior Loan Documents and the Other Agreements to which it is a party.

6.7                                 Preservation of Existence and Conduct of Business.  The Company shall, and shall cause each other Credit Party to, preserve and maintain in full force and effect (i) the corporate existence, rights and franchises of the Credit Parties, as the case may be, and (ii) all licenses and other rights to use Intellectual Property held or owned by Credit Parties, if any of the foregoing are reasonably necessary to the business of any Credit Party.

6.8                                 Maintenance of Properties.  The Company shall, and shall cause each other Credit Party to, operate and maintain in good condition and repair (ordinary wear and tear excepted) and replace as necessary, all of the assets and properties of the Credit Parties, as the case may be, which are necessary or useful in accordance with sound business practices in the judgment of the Credit Parties, as the case may be, in the proper conduct of its business.  The Company shall, and shall cause each other Credit Party to at all times maintain the Intellectual Property in full force and effect, and will defend and protect the Intellectual Property against all adverse claims until such time that it is immaterial to the Credit Parties’ business taken as a whole.

6.9                                 Payment of Taxes and Claims.  The Company shall, and shall cause each other Credit Party to, pay or discharge, at or before maturity or before becoming delinquent (a) all taxes, levies, assessments, water and sewer rents, rates, charges, levies, permits, inspection and license fees and other governmental and quasi-governmental charges and any penalties or interest for nonpayment thereof, heretofore or hereafter imposed or which may become a Lien upon any property owned by the Credit Parties, as the case may be, or arising with respect to the occupancy, use, possession or leasing thereof (collectively, the “Impositions”) and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any property of the Credit Parties, as the case may be; provided, however, that no Credit Party shall be required to pay or discharge any claim for labor, material, or supplies or any Imposition which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves in conformity with GAAP have been established.

6.10                           Compliance with Laws.  Except as otherwise permitted pursuant to the last sentence of this section, the Company shall, and shall cause each other Credit Party to, comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to the operation of the Credit Parties’ business the noncompliance with which would have a Material Adverse Effect.  However, the Credit Parties may contest or dispute any acts, rules, regulations, orders and directions of those bodies or officials in any reasonable manner, provided that adequate reserves with respect thereto are established to the reasonable satisfaction of Purchasers.

6.11                           Payment of Expenses.  All reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees incurred by Purchasers in efforts made to enforce payment of any Senior Subordinated Obligations, as well as all reasonable out-of-pocket and direct costs and expenses, including reasonable attorneys’ fees and legal expenses, incurred in connection with entering into, modifying, administering and/or enforcing this Agreement and all related agreements, documents and instruments and/or in defending or prosecuting any actions or proceedings arising out of or relating to Purchasers’ transactions with any Credit Party, or any advice given to Purchasers with respect to its rights and obligations under this Agreement, the Senior Subordination Agreement or any Other Agreements shall be payable to Purchasers, on demand, and shall become part of the Senior Subordinated Obligations.

6.12                           Payment of Leasehold Obligations.  The Company shall, and shall cause each other Credit Party to, at all times pay, when and as due, rental obligations under all leases under which any Credit Party is a tenant or lessee, and shall, and shall cause each other Credit Party to, otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Purchasers’ request, shall provide evidence of the Credit Parties having done so.  The Credit Parties may, however, contest or dispute their obligations under such leases, provided that adequate reserves with respect thereto are established to the reasonable satisfaction of Purchasers.

6.13                           Insurance.  The Company shall, and shall cause each other Credit Party to, maintain, with financially sound, reputable and solvent companies, insurance policies (a) insuring the assets of the Credit Parties against loss by fire, explosion, theft and other risks and casualties as the Company determines reasonably and in good faith to be prudent in light of the risks faced in the conduct of its business, (b) insuring the Credit Parties against liability for personal injury and property damages relating to the assets of the Credit Parties, such policies to be in such amounts and covering such risks and insuring such other matters as may from time to time be requested by Purchasers.  The Company shall, and shall cause each other Credit Party to, provide copies of all general liability policies to Purchasers within ten days following Purchasers’ request for the same.  The Company shall, and shall cause each other Credit Party to, (i) deliver all such policies to Purchasers immediately upon the Company’s receipt thereof, (ii) pay, or cause to be paid, all premiums for such insurance before such premiums become due, (iii) furnish to Purchasers satisfactory proof of the timely making of such payments, (iv) deliver all renewal policies to Purchasers at least five days before the expiration date of each expiring policy, (v) cause such policies to require the insurer to give notice to Purchasers of termination of any such policy at least 30 days before such termination is to be effective, and (vi) immediately deliver written notice to Purchasers of any Casualty Event.

6.14                           Inspection Rights.  Upon at least five (5) days’ notice and during business hours, the Company shall, and shall cause each other Credit Party to, permit representatives of Purchasers to examine and make copies of the books and records of, and visit and inspect the properties of, the Credit Parties, and to discuss the business, operations, and financial condition of the Credit Parties with its respective officers and employees and with its independent certified public accountants.  In accordance with the terms of Section 6.11 hereof, the Company will promptly reimburse Purchasers for all reasonable, out-of-pocket expenses incurred by representatives of Purchasers in connection with such inspections, provided that the Company shall not be required to reimburse Purchasers for their expenses for conducting more than one inspection in any 12 month period as long as no Default or Event of Default exists.

6.15                           Negative Pledge.  Until payment and performance in full of all of the Senior Subordinated Obligations and termination of this Agreement, the Company shall not, and shall not permit any other Credit Party to, without Purchasers’ prior written consent, pledge, sell (except inventory in the ordinary course of business and as permitted by Section 6.8, Section 6.16 and Section 7.3), assign, transfer, create or suffer to exist any Lien (except for Permitted Liens) upon any part of the assets of the Credit Parties.

6.16                           Maintenance of Equipment.  Each Credit Parties’ equipment shall be maintained in as good and substantial repair and condition as the same is now (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the equipment shall be maintained and preserved.

6.17                           Notices.  The Company will promptly, but in any event within two Business Days after first becoming aware thereof, notify Purchasers of:

(a)                                  the commencement of any action, suit, or proceeding against any Credit Party that could reasonably be anticipated to have a Material Adverse Effect;

(b)                                 the occurrence of a default, or an event which with the passage of time or giving of notice or both constitutes a default or event of default under the Senior Loan Documents, this Agreement or under any instrument or agreement evidencing any other Indebtedness of any Credit Party;

(c)                                  any other matter that could reasonably be anticipated to have a Material Adverse Effect; and

(d)                                 the occurrence of a Potential Default or an Event of Default.

Any notification required by this Section 6.17 shall be accompanied by a certificate of the Chief Executive Officer or Chief Financial Officer setting forth the details of the specified events and the action which such Credit Party proposes to take with respect thereto.

6.18                           Additional Notices.  Promptly after receipt by a Credit Party, the Company shall provide Purchasers with copies of all (a) notices (including notices of default), statements and financial information, including notices of default, received from the Senior Lender under the Senior Loan Agreement and any other creditor or lessor with respect to the acceleration of the maturity of any item of Indebtedness for borrowed money or the repossession of property from any Credit Party, and (b) material information concerning the assets of any Credit Party, including, without limitation, significant contracts, schedules of equipment, changes of equipment or real property.

6.19                           Senior Loan Document Amendments.  The Company shall promptly provide Purchasers with copies of all proposed amendments and executed amendments to the Senior Loan Documents and of all other loan agreements to which any Credit Party is a party.

6.20                           Further Assurances.  The Company shall, and shall cause each other Credit Party to, execute and deliver to Purchasers from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents as Purchasers may request, in order that the full intent of this Agreement and the Other Agreements may be carried into effect.

6.21                           Compliance with ERISA and the Code.  The Company will comply, and will cause each Commonly Controlled Entity to comply, with all minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, and with all other material requirements, of ERISA and the Code, if applicable, to any Employee Benefit Plan it or they sponsor or maintain, so as not to give rise to any material liability thereunder.  The Company will pay and will cause any Commonly Controlled Entity to pay when due any amount payable by it to the PBGC.  Promptly after the filing thereof, the Company shall furnish to Purchasers with regard to each funded Plan, copies of each annual report required to be filed pursuant to Section 104 of ERISA in connection with each such plan for each plan year.

6.22                           Compliance with Regulations U and X.  No Credit Party nor any Person acting on its behalf will take any action which might cause this Agreement, the Senior Subordinated Notes, the Warrant Documents, the Senior Loan Agreement or the Other Documents to violate, and the Credit Parties will take all actions necessary to cause compliance with, Regulations U and X of the Board of Governors of the Federal Reserve System and the Securities Exchange Act of 1934, in each case as now in effect or as the same may hereafter be in effect.

6.23                           Financial Covenants. Until payment and performance in full of the Senior Subordinated Obligations, the Company shall maintain and keep in full force and effect each of the financial covenants set forth below.

(a)                                  Maximum Leverage Ratio. The Company and the other Credit Parties will at all times maintain a Leverage Ratio of the Credit Parties as of the last day of any fiscal quarter of the Parent ending during any test period set forth on the table below not to exceed the ratio set forth opposite such test period below:

Test Period	Ratio
Closing Date to December 30, 2001	4.40 to 1.00
December 31, 2001 to June 29, 2002	4.02 to 1.00
June 30, 2002 to September 29, 2002	3.85 to 1.00
September 30, 2002 to December 29, 2002	3.69 to 1.00
December 31, 2002 to June 29, 2003	3.47 to 1.00
June 30, 2003 to September 29, 2003	3.14 to 1.0
September 30, 2003 to March 30, 2004	3.03 to 1.0
March 31, 2004 to June 29, 2004	2.92 to 1.0
June 30, 2004 to September 29, 2005	2.75 to 1.0
September 30, 2005 to December 31, 2007	2.48 to 1.0
January 1, 2008 and thereafter	2.25 to 1.0

(b)                                 Minimum Interest Coverage. The Company and the other Credit Parties will at all times maintain a ratio of Consolidated EBITDA to Consolidated Interest Expense for any period of four consecutive fiscal quarters (or if less, the number of full fiscal quarters of the Parent elapsed since the Closing Date) of the Credit Parties ending during any test period set forth on the table below of not less than the ratio set forth opposite such test period below:

Test Period	Ratio
Closing Date to December 30, 2001	2.12 to 1.0
December 31, 2001 to June 29, 2002	2.25 to 1.0
June 30, 2002 to December 30, 2002	2.39 to 1.0
December 31, 2002 to June 29, 2003	2.57 to 1.0
June 30, 2003 to December 30, 2003	2.70 to 1.0
December 31, 2003 to December 30, 2004	2.93 to 1.0
December 31, 2004 to December 31, 2007	3.15 to 1.0
January 1, 2008 and thereafter	3.5 to 1.0

(c)                                  Minimum Fixed Charge Coverage.  The Company and the other Credit Parties shall not permit the ratio of Consolidated EBITDA for any period of four consecutive fiscal quarters of the Parent (or, if less, the number of full fiscal quarters of the Parent elapsed since the Closing Date), ending on or after December 31, 2001, less consolidated Capital Expenditures of the Credit Parties for such period of fiscal quarters of the Parent to Consolidated Fixed Charges for such period of fiscal quarters of the Parent to be less than (i) 0.90 to 1.0 for all such periods ending on or before December 31, 2007 or (ii) 1.00 to 1.0 for all such periods ending after December 31, 2007.

6.24                           Fiscal Year.  The Credit Parties will cause its Fiscal Year to be the twelve month period ending on the last day of December of each year.

6.25                           Board Observation Rights.  The Company will, and will cause Parent to, give the Holders actual notice of all regular meetings and all special meetings of the Company’s and the Parent’s Boards of Directors and all committees thereof, will permit at least one (1) person designated from time to time by the MassMutual Investors as a whole and up to two (2) persons designated from time to time by RSTW to attend such meetings as observers, and will provide each Holder with all information provided to the directors of the Company and/or the Parent. Such regular meetings will be held at least quarterly and at least a majority of the members of Board of Directors must be present at such meetings.  The Company will, and will cause the Parent to, as applicable, reimburse at least one (1) person designated from time to time by the MassMutual Investors as a whole and up to two (2) persons designated from time to time by RSTW for reasonable out-of-pocket expenses incurred traveling to and attending such meetings.  Each Holder agrees that such Holder and its designees shall not disclose any confidential information obtained in connection with this Section 6.25 to any Person (other than Persons in a confidential relationship with such Holder) unless such Person has agreed in writing to maintain such information confidential; provided, however, that nothing herein shall be deemed to prevent the disclosure of any confidential information if such disclosure is (i) required to be made in a judicial, administrative or governmental proceeding, (ii) required by any applicable law or regulation, (iii) made to any governmental agency or regulatory body having or claiming authority over any aspect of such Holder’s or its Affiliates’ businesses in connection with the exercise of such authority or claimed authority, (iv) subject to subpoena, (v) made on a confidential basis as such Holder deems reasonably necessary or appropriate to any of its investors, any bank or financial institution and/or counsel to or other representatives of such investors, bank or financial institution, or (vi) made to any proposed future purchaser of any Senior Subordinated Notes or Warrant; provided, that, such proposed purchaser executes a confidentiality agreement in favor of the Company or the Parent, as applicable.

6.26                           Environmental Costs.

(a)                                  The Company hereby indemnifies and holds Purchasers harmless from and against any liability, loss (other than that portion of any loss attributable solely to the decline in value of any rights under any warrants or any put rights pertaining thereto), damage, suit, action or proceeding that relates to the Credit Parties pertaining to solid or hazardous waste materials or other waste-like or toxic substances, including, but not limited to, claims of any federal, state or municipal government or quasi-governmental agency or any third person, whether arising under any federal, state or municipal law or regulation, or tort, contract or common law.

(b)                                 To the extent the laws of the United States or any state in which property, leased or owned, of any Credit Party provide that a Lien upon the property of any Credit Party may be obtained for the removal of Polluting Substances which have been or may be released, no later than 90 days after notice is given by Purchasers to the Company, the Company shall deliver to Purchasers a report issued by a qualified, third party engineer certifying as to the existence of any Polluting Substances located upon or beneath the specified property, leased or owned.  To the extent any such Polluting Substance is located therein or thereunder that either (i) subjects the property to Lien or (ii) requires removal to safeguard the health of any Person, the Company shall remove, or cause to be removed, such Lien and such Polluting Substance at the Company’s expense.

6.27                           Communication with Accountants.  The Company will deliver and cause each other Credit Party to deliver to the Purchasers a copy of a letter from each such corporation addressed to its accountants authorizing such accountants to disclose to Purchasers any and all financial information concerning the Credit Parties, requested by Purchasers in determining compliance with any of the financial covenants contained in this Article VI and Article VII hereof.

6.28                           Guaranty.  The Company shall cause PCT to execute a Guaranty and a Put Guaranty immediately following the consummation of the Kenan Merger.  In addition, the Company shall cause each of its Subsidiaries, AMHC, the Parent and each other Subsidiary of the Parent to execute a guaranty in favor of Purchasers for the Senior Subordinated Obligations from time to time owing from the Company to Purchasers, including, without limitation, Subsidiaries formed or acquired after the Closing Date, such guaranties to be in the form and substance of the Guaranty.

6.29                           General Certificate of Kenan’s and PCT’s Secretary.  The Company shall provide a certificate of the Secretary of each of Kenan and PCT (immediately following the consummation of the Kenan Merger) together with true and correct copies of the following:

(A)                              Articles of Incorporation.  The Articles of Incorporation of such corporation, including all amendments thereto, certified by the Secretary of State of the state of its incorporation and dated within 30 days prior to the Closing Date;

(B)                                Bylaws.  The Bylaws of such corporation, including all amendments thereto;

(C)                                Resolutions.  The resolutions of the Board of Directors of such corporation authorizing the execution, delivery and performance of the Acquisition Documents and the Other Agreements to which such corporation is a party;

(D)                               Existence and Good Standing Certificates.  Certificates of the appropriate government officials of the state of incorporation of such corporation as to its existence and good standing, and certificates of the appropriate government officials in each state where such corporation does business and where failure to qualify as a foreign corporation would have a Material Adverse Effect, as to its good standing and due qualification to do business in such state, each dated within 30 days prior to the Closing Date.

VII.                            NEGATIVE COVENANTS

The Company covenants and agrees that from the date hereof until the Senior Subordinated Obligations have been finally and irrevocably paid in full in accordance with the terms hereof and thereof:

7.1                                 Indebtedness.  The Company shall not, and shall not permit any other Credit Party to, create, incur, issue, assume, guarantee or otherwise become liable for any Indebtedness except (a) Permitted Indebtedness; (b) any extension, renewal or refinancing of any Permitted Indebtedness (other than the Senior Debt) on such terms and conditions as are, on the whole, no more onerous to any Credit Party, than the terms and conditions of such Permitted Indebtedness on the date of such extension, renewal or refinancing; and (c) any replacement or refinancing of the Senior Debt provided that (i) the interest rate on such refinancing shall be no greater than the interest rate (in the case of a floating rate, the applicable margin) provided for in the Senior Loan Agreement plus one percent (1%) per annum, (ii) the amortization of principal on such refinancing shall be for no shorter period, and the debt service thereon shall be for no greater annual amounts, than the amortization and other debt service, respectively, provided for in the Senior Loan Agreement on the date hereof (except that term loan principal that is so refinanced may fully amortize on a straight-line basis during such period), (iii) the amount so replaced or refinanced shall be no greater than the maximum amount of Senior Debt permitted hereunder; and (iv) the other terms and conditions of such replacement or refinancing are, on the whole, not materially more onerous to the Company than the terms of the Senior Loan Agreement and not inconsistent with the terms of the Senior Subordination Agreement.  Any Permitted Indebtedness which is subordinated to the Senior Subordinated Obligations shall continue to be subordinated to the Senior Subordinated Obligations on terms and conditions reasonably satisfactory to Purchasers.

7.2                                 Limitation on Liens.  The Company shall not, and shall not permit any other Credit Party to, incur, create, assume, or permit to exist any Lien upon any of its property, assets, or revenues, including, but not limited to, shares of its capital stock and shares of capital stock of each other Credit Party, whether now owned or hereafter acquired, except Permitted Liens.

7.3                                 Merger, Acquisition, Dissolution and Sale of Assets.  The Company shall not, and shall not permit any other Credit Party to, become a party to a merger or consolidation, or purchase or otherwise acquire all or a substantial part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, or dissolve or liquidate; provided, however, that the Company and the other Credit Parties may acquire private fleets, and a hauling contract from the seller as long as (i) the Credit Parties do not assume any liabilities other than in respect of the equipment purchased, liabilities in respect of any hauling contract entered into and compensation liability after the closing of the purchase for drivers hired from the seller, (ii) the purchase price for such assets will be treated as Capital Expenditures for purposes of this Agreement (including Section 7.11) and (iii) the Credit Parties will not, as a result of such acquisition be in violation of Section 7.11.  The Company shall not, and shall not permit any other Credit Party to, form, acquire or permit the existence of any Subsidiary or Subsidiaries of the Company, AMHC or the Parent other than those in existence on the date of this Agreement unless (i) the Company gives prior written notice thereof to the Holders, and (ii) the investments in or debts incurred or liabilities assumed by the Company, AMHC or the Parent on behalf of such Subsidiary or Subsidiaries (A) do not exceed $500,000 per year in the aggregate and (B) do not exceed $1,500,000, from and after the Closing Date in the aggregate.  The Company shall not, and shall not permit any other Credit Party to, without Purchasers’ prior written consent, pledge, sell (except inventory in the ordinary course of business and other assets reasonably and in good faith determined by the Credit Parties to be obsolete or no longer necessary to the business of the Credit Parties) assign, transfer, create or suffer to exist a Lien (except for Permitted Liens) upon any of the assets of any Credit Party.

7.4                                 Restricted Payments.  Except pursuant to the Warrant Documents, the Company shall not, and shall not permit any other Credit Party to, at any time make or become obligated to make, directly or indirectly, any (a) declaration of any dividend on, or any other payment or distribution in respect of, any shares of any Credit Party, (b) payment or distribution on account of the purchase, repurchase, redemption, put, call or other retirement of any shares of any Credit Party, or of any warrant, option or other right to acquire such shares, (c) payment or distribution on account of any Indebtedness of the Company which is subordinate to the Senior Subordinated Notes, except in accordance with the terms of the written subordination agreement between the Purchasers and the holder of such Indebtedness; provided, however, that the Subsidiaries may make distributions to the Company and the Company may make distributions to the Parent (including by way of distributions by AMGI to AMHC and by AMHC to Parent) for the payment of taxes and permitted expenses of the Parent if, after giving effect to any such distribution, (i) no Default shall have occurred under the Senior Loan Agreement and be an uncured at the time of any such distribution, (ii)  no Potential Default or Event of Default has occurred and is continuing (or, with respect to distributions which will be used immediately to pay tax liabilities of the Parent or which will be used to reimburse members of the board of directors of the Parent for out-of-pocket expenses, no Event of Default under Sections 8(a) or (g) has occurred and is continuing), and (iii) the aggregate amount of all distributions from the Company to the Parent shall not exceed during any Fiscal Year (A) the sum of the actual amount of taxes due and owing by the Company for such year plus (B) up to $200,000 for payment of other ordinary and necessary expenses of the Parent incurred in the ordinary course of business and not otherwise prohibited hereunder; provided, that Parent pays all reasonable reimbursement expenses of the board of directors and insurance premiums with respect to any directors and officers insurance policies of the Credit Parties plus (C) the amount of distributions from the Company to the Parent which are paid to the holders of the Warrants (or shares of capital stock of the Parent issued to such holders upon the exercise of the Warrant) during such Fiscal Year as part of the Put Price (as such term is defined in the Warrant Purchase Agreement) following the exercise of a Put Option (as such term is defined in the Warrant Purchase Agreement) without the prior written consent of Purchasers, or (d) payment under the Management Agreement if at the time of such payment or proposed payment under the Management Agreement there exists either (i) an Event of Default under Section 8.1(a) of this Agreement (other than a default by the Parent, the Company, or any Subsidiary of the obligation to purchase all or a portion of the Put Shares (as such term is defined in the Warrant Purchase Agreement) in a circumstance which does not constitute a Put Event Exercise Payment Default) or Section 8.1(g) of this Agreement, or (ii) a Put Event Exercise Payment Default.

7.5                                 Loans and Investments.  Except for Permitted Investments, the Company shall not, and shall not permit any other Credit Party to, make any advance, loan, extension of credit, or capital contribution to or investment in, or purchase any stock, bonds, notes, debentures, or other securities of any Person (other than a Credit Party which is a guarantor of all of the Senior Subordinated Obligations and with respect to which any sale of the capital stock or substantially all of the assets of such Credit Party would constitute an Event of Default); provided, however, that the Company and their Subsidiaries may make advances to employees in the ordinary course of business so long as the aggregate amount of such advances does not exceed One Hundred Thousand Dollars ($100,000) in the aggregate outstanding at any time.

7.6                                 Transactions with Affiliates.  Except as contemplated by this Agreement, the Other Agreements, the Acquisition Documents, the Stockholders’ Agreement, the Registration Rights Agreement, the Lease, and the Management Agreement, or as described on Schedule 7.6 hereto, the Company shall not, nor shall it permit any other Credit Party to, enter into any transaction with any director, officer, employee, shareholder, or Affiliate of the Credit Parties, except transactions (including those permitted by Section 7.5, if any) upon terms which are fair and reasonable and which shall be at least as favorable as would result in a comparable arm’s-length transaction with a Person not a director, officer, employee, shareholder or Affiliate of the Credit Parties; provided, however, that no Credit Party shall be permitted to be a party to or make any payment pursuant to any management agreement, consulting agreement, advisory agreement, professional services agreement or similar type of agreement with Sterling, Sterling Ventures Limited, RFE or any Affiliate of Sterling, Sterling Ventures Limited or RFE, except for the Management Agreement, the Stockholders’ Agreement and the Registration Rights Agreement.  Upon the occurrence and during the continuation of a Potential Default or Event of Default, no Credit Party shall be permitted to make any payments with respect to any Affiliate Transactions or any transactions otherwise permitted under this Section 7.6 except the Management Agreement, the employment agreements with the officers of the Credit Parties and those described on Schedule 7.6 hereto.  Upon the occurrence and during the continuation of either (i) an Event of Default under Section 8.1(a) of this Agreement (other than a default by Credit Parties of the obligation to purchase all or a portion of the Put Shares (as such term is defined in the Warrant Purchase Agreement) in a circumstance which does not constitute a Put Event Exercise Payment Default) or Section 8.1(g) of this Agreement, or (ii) a Put Event Exercise Payment Default, no Credit Party shall be permitted to make any payment under the Management Agreement.

7.7                                 Nature of Business.  The Company shall not, and shall not allow any other Credit Party to, enter into any business not related to the present business of the Company and the other Credit Parties, as the case may be, or acquire any substantial business operation or take any action or permit any other Credit Party to take any action which could reasonably be expected to cause a “Regulatory Problem,” as such term is defined in the Stockholders’ Agreement.

7.8                                 Modification of Senior Loan Agreement.  Except as provided in Section 7.1, the Company will not agree or consent, and will not permit any other Credit Party to agree or consent, to any modification, amendment or waiver of any of the terms or provisions of the Senior Loan Agreement that (a) increases the maximum amount of Senior Debt permitted hereunder, (b) permits the Company to reborrow amounts paid on the Term Loans, or (c) extends the maturity date of the Senior Debt beyond June 30, 2008, without Purchasers’ prior written consent.

7.9                                 Modification of Employment Agreements, the Acquisition Documents, Lease, the Non-Compete Agreements and Contingent Options.  The Company will not agree to any modification, amendment, termination or waiver of any of the terms or provisions of any of the (a) Employment Agreements unless such modification, amendment, termination or waiver is (i) approved by the board of directors of the Company, (ii) delivered to Purchasers prior to approval by the board of directors of the Company and (iii) with respect to compensation, is reasonable under current market rates as determined by the compensation committee of the board of directors comprised of at least two non-employee outside directors in a meeting (which can be by telephone) thereof either (A) at which an observer designated by each of the Purchasers was in attendance throughout and was provided at the meeting with copies of all of the materials reviewed or considered by the compensation committee in evaluating such modification, amendment, termination or waiver, or (B) with respect to which the Purchasers were provided, at least three (3) days prior to such meeting, with copies of all of the written materials to be reviewed and considered at or in connection with such meeting which materials and information are those which the compensation committee has determined are necessary to make an informed decision with respect thereto, and (b) the Acquisition Documents, the Lease, the Non-Compete Agreements or the Contingent Options, without Purchasers’ prior written consent.

7.10                           Modification of Management Agreement.  The Company will not agree to any modification, amendment, termination or waiver of any of the terms or provisions of the Management Agreement, without Purchasers’ prior written consent.

7.11                           Capital Expenditures.  The Company will not, and shall not permit any other Credit Party to make or commit to make (by way of the acquisition of securities of a Person or otherwise) any Capital Expenditure for the acquisition of fixed or capital assets (excluding any Capital Expenditure in respect of an asset acquired in connection with normal replacement and maintenance programs properly charged to current operations) except for Capital Expenditures in the ordinary course of business not exceeding, in the aggregate for the Credit Parties during any fiscal year ending during any test period set forth below, the amount set forth opposite such test period:

Fiscal Year Ending	Amount
December 31, 2001	$16,500,000
December 31, 2002	$17,050,000
December 31, 2003	$17,050,000
December 31, 2004	$17,600,000
December 31, 2005	$19,250,000
December 31, 2006	$19,250,000
December 31, 2007	$19,250,000
December 31, 2008 and December 31 of each fiscal year thereafter	$19,250,000

7.12                           Remuneration.  The Company will not permit, and shall cause each other Credit Party to not permit, the aggregate amount of salary and other direct and indirect remuneration (including, but not limited to, employee benefits and professional, consulting and management fees and expenses) paid by the Credit Parties during any Fiscal Year to Sterling, Sterling Ventures Limited, any Affiliate of Sterling or Sterling Ventures Limited, RFE, any Affiliate of RFE, or any successor or transferee of any such Person(s), or any member of such Person’s immediate family, directly or indirectly without the prior written consent of Purchasers, to exceed the amounts provided for in the Management Agreement as in existence on the Closing Date or Section 7.12 of the Stockholders’ Agreement; provided, however, that no direct or indirect remuneration shall be made at any time during the existence of either an (a) Event of Default under Section 8.1(a) of this Agreement (other than a default by the Credit Parties of the obligation to purchase all or a portion of the Put Shares (as such term is defined in the Warrant Purchase Agreement) in a circumstance which does not constitute a Put Event Exercise Payment Default) or Section 8.1(g) of this Agreement or (b) a Put Event Exercise Payment Default; and provided further that nothing herein shall prevent the Company from providing insurance and similar benefits to its directors or reimbursing directors, including those designated by Sterling and RFE, for their reasonable out-of-pocket expenses incurred performing their duties as directors of the Credit Parties (provided, that, such amounts are subject to the aggregate monetary threshold set forth in and permitted to be paid pursuant to subclause (iii) of the proviso of Section 7.4).

7.13                           Prepayments.  The Company shall not, and shall not permit any other Credit Party to, prepay any existing Indebtedness owing to any person, except that (i) the Company may prepay Indebtedness outstanding in connection with a purchase money Lien from the proceeds of the sale of property subject to such Lien; (ii) the Company may prepay trade creditors in the ordinary course of business; (iii) the Company may prepay the Senior Debt; or (iv) subject to the restrictions set forth herein, the Company may prepay Purchasers as provided in this Agreement.

7.14                           Limitation on Contingent Payments.  The Company shall not, and shall not permit any other Credit Party to, make any Contingent Payments due under the Original Acquisition Agreement unless (a) no Event of Default shall have occurred and be continuing, (b) the Purchasers shall have received audited financial statements for the period for which the Contingent Payment relates, and (c) after giving effect to such Contingent Payment, the ratio of Consolidated EBITDA less consolidated Capital Expenditures of the Credit Parties to Consolidated Fixed Charges for the preceding period of four full fiscal quarters shall not be less than 1.10 to 1.00; (iv) such Contingent Payments shall only be paid out of Contingent Payments Excess Cash Flow and (v) both the current Borrowing Base (as such term is defined in the Senior Loan Agreement) and Available RC Commitments (as such term is defined in the Senior Loan Agreement) must have at least $8,000,000 in availability to be borrowed under the Senior Loan Agreement after giving effect to such Contingent Payments; provided, that if only a portion of the Contingent Payments could be paid without violation of this Section 7.14, the Company may pay such portion of the Contingent Payments.

7.15                           Stock Option Plan.  The Company shall not, and shall not permit any other Credit Party to, enter into any employee stock option or benefit plan with respect to shares of Capital Stock of the Parent unless (i) such employee stock or benefit plan shall be approved by a disinterested majority of the Board of Directors of the Company, (ii)  the options shall contain an exercise price equal to fair market value at the date of grant, and (iii) the options shall be exercisable into not more than 592,189 shares of the Common Stock (subject to adjustments for stock splits, reverse stock splits and similar events as to which corresponding adjustments are made to the number of shares of Capital Stock issuable upon the exercise of the Warrants).  The Company shall not, and shall not permit any of its Subsidiaries or the Parent to, agree to any modification, amendment or waiver of any of the terms or provisions of such a plan which would cause or result in the grant price or the exercise/strike price of any stock, options or similar rights thereunder to be less than the fair market value thereof on the grant or issue date thereof, as the case may be, without the prior written consent of Purchasers (which shall not be withheld unreasonably).

VIII.                        EVENTS OF DEFAULT AND REMEDIES THEREFOR

8.1                                 Events of Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)                                  the Company shall (i) fail to pay, when due, any principal or interest sums payable under the Senior Subordinated Notes or this Agreement, or (ii) shall fail to pay within three (3) days of when due any other Senior Subordinated Obligations;

(b)                                 any Credit Party shall fail to pay when due and after passage of any applicable notice and cure periods, whether upon acceleration or otherwise, any Indebtedness, individually or in the aggregate, having an unpaid principal amount in excess of $500,000, other than Indebtedness under the Senior Loan Documents;

(c)                                  any Credit Party shall fail to perform or observe any agreement, covenant, term or condition contained in Article VII or Section 6.23 of this Agreement;

(d)                                 any Credit Party shall fail to perform or observe any other agreement, covenant, term or condition contained in this Agreement, and (i) such failure shall continue uncured for a period of thirty days following the earlier of the date the Company is notified of such failure by a Holder, or the date upon which the Company first knew or should have known of such failure, or (ii) with respect to delivery by the Company of reports, certificates and other information under Sections 6.1, 6.2, 6.13, 6.21 or 6.25, the Company shall fail to deliver such information within ten days after notice from a Holder that such information is due or past due;

(e)                                  any Credit Party shall fail to comply in any material respect with any agreement, indenture, mortgage, deed of trust, or other agreement binding on it or affecting its properties or business, that involves amounts, or has a value, in excess of $500,000, including, without limitation, the Senior Subordinated Notes and the Guaranty to which any Credit Party is a party, but excluding the Senior Loan Documents, and such failure shall continue after the applicable grace period, if any, specified therein; provided that this subparagraph (e) shall not apply to a default under either the Put Guaranty or the Warrant Documents, except in the case of a Put Event Exercise Payment Default or failure to pay under the Put Guaranty with respect thereto;

(f)                                    any representation, warranty or other material information whatsoever made or provided by any Credit Party in this Agreement was incorrect or misleading in any material respect when made;

(g)                                 any Credit Party shall become subject to an Event of Bankruptcy;

(h)                                 any judgment or order for payment of money shall be rendered against any Credit Party which exceeds $500,000 individually, or $500,000 in the aggregate, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(i)                                     The occurrence or existence of any acceleration of indebtedness or any general notification to account debtors of any Credit Party to remit to the Senior Lenders (or any agent or designee thereof), amounts owing from such account debtors, or any foreclosure action by the Senior Lender under the Senior Loan Documents;

(j)                                     the occurrence of a Change of Control, directly or indirectly of the Company, except as contemplated by the Acquisition Agreements, as of the Closing Date, or upon exercise of the Warrant or as a result of an Initial Public Offering;

(k)                                  Dennis Nash shall cease to be the Chief Executive Officer of the Company unless the Company shall have within a reasonable period not to exceed 180 days obtained a successor Chief Executive Officer (or President) of at least comparable background, experience and ability who is reasonably acceptable to the Purchasers;

(l)                                     Carl Young shall cease to be the Chief Administrative Officer and/or Chief Financial Officer of the Company unless the Company shall have within a reasonable period not to exceed 180 days obtained a successor Chief Financial Officer of at least comparable background, experience and ability who is reasonably acceptable to the Majority Holders; or

(m)                               Parent, AMHC, NCT, ATL, McDaniel, Evalia, PCT or any other Subsidiary shall revoke or attempt to revoke any Guaranty or the Company, AMHC, AMHC Acquisition Corp., NCT, ATL, McDaniel, Evalia, PCT or any other Subsidiary shall revoke or attempt to revoke the Put Guaranty executed in favor of the Purchasers, or any of them shall repudiate its liability thereunder or shall fail to comply with or perform any of the terms thereof; provided, however, that a failure by any Credit Party to purchase all or a portion of the Put Shares (as such term is defined in the Warrant Purchase Agreement), pursuant to the Warrant Purchase Agreement or the Put Guaranty, shall not be an Event of Default under this Section 8.1(m) except in the case of a Put Event Exercise Payment Default.

8.2                                 Remedies of Holders upon Occurrence of Event of Default.  Subject to the terms of the Senior Subordination Agreement (the terms of which are enforceable by the Senior Lender and cannot be enforced by the Credit Parties, or any Affiliate thereof), when any Event of Default described in Section 8.1 above, other than any Event of Default under Section 8.1(g), has occurred and is continuing, the Holders, by action of the Majority Holders, may (in addition to any other right, power or remedy permitted to Purchasers by law) declare the entire amount of the Senior Subordinated Obligations, including, without limitation, the entire principal, premium (if any), and all interest accrued then outstanding under the Senior Subordinated Note, to be, and the same shall thereupon become, forthwith due and payable, together with a premium equal to the product of the applicable Premium Percentage multiplied by the entire principal amount then outstanding under the Senior Subordinated Note, without any presentment, demand, protest, notice of default, notice of intention to accelerate, notice of acceleration or other notice of any kind, all of which are hereby expressly waived, and in such event the Company shall (subject to the terms of the Senior Subordination Agreement) forthwith pay to Purchasers an amount equal to 100% of the amount thereof.  Subject to the terms of the Senior Subordination Agreement (the terms of which are enforceable by the Senior Lender and cannot be enforced by the Credit Parties, or any Affiliate thereof), when any Event of Default described in subparagraph (g) of Section 8.1 above shall occur, all of the Senior Subordinated Obligations, including, without limitation, the entire principal, premium (if any), and all accrued interest then outstanding under the Senior Subordinated Notes, shall thereupon be forthwith due and payable, together with a premium equal to the product of the applicable Premium Percentage multiplied by the entire principal amount then outstanding under the Senior Subordinated Note, without any presentment, demand, protest, notice of default, notice of intention to accelerate, notice of acceleration or other notice of any kind (including any notice by the Holders of the Senior Subordinated Notes), all of which are hereby expressly waived by the Company, and the Company will (subject to the terms of the Senior Subordination Agreement) forthwith pay to Purchasers an amount equal to 100% of the amount thereof.

8.3                                 Annulment of Acceleration.  The provisions of the foregoing Section 8.2 are subject to the condition that, if all or any part of the Senior Subordinated Obligations have been declared or have otherwise become immediately due and payable by reason of the occurrence of any Event of Default, Purchasers may, by written instrument delivered to the Company (an “Annulment Notice”), rescind and annul such declaration and the consequences thereof as to the Senior Subordinated Notes, provided that (a) at the time such Annulment Notice is delivered no judgment or decree has been entered for the payment of any monies due pursuant to such Senior Subordinated Obligations in connection therewith, and (b) all arrears of interest and all other sums payable on such Senior Subordinated Obligations in connection therewith (except any principal, interest, premium or Prepayment Fee which has become due and payable solely by reason of such declaration under Section 8.2 hereof) shall have been duly paid or deferred by the Holder of the Senior Subordinated Obligations agreeing to such rescission and annulment; and provided further, that no such rescission and annulment shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereto, and shall not be deemed a waiver of the Event of Default giving rise to the acceleration unless specifically waived in writing by the Purchasers consenting to such recession and annulment.

8.4                                 Payment of Senior Subordinated Obligations and Remedies.  Subject to the terms of the Senior Subordination Agreement, the Purchasers shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on the Senior Subordinated Notes and payment of all other Senior Subordinated Obligations on the date when due and, upon the occurrence and continuance of an Event of Default, to institute suit against the Company for the enforcement of any such payment.  Such rights shall not be impaired without Purchasers’ prior written consent.  Subject to the terms of the Senior Subordination Agreement, if any Event of Default shall occur and be continuing, Holders of a majority-in-interest of the Senior Subordinated Notes may exercise any right or remedy they have at law, in equity or under this Agreement or any Other Agreement.  No right or remedy conferred upon or reserved to Purchasers under this Agreement or any Other Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing under any applicable law.  Every right and remedy given by this Agreement or by applicable law to Purchasers may be exercised from time to time and as often as may be deemed expedient by Purchasers.

8.5                                 Conduct No Waiver.  No course of dealing on the part of any Holder, nor any delay or failure on the part of Purchasers to exercise any of its rights, shall operate as a waiver of such right or otherwise prejudice such Holder’s rights, powers and remedies.  If the Company fails to pay, when due, the principal of, the premium (if any), Prepayment Fee (if any), or the interest on, the Senior Subordinated Notes, or fails to comply with any other provision of this Agreement, the Company shall pay to the Holders, to the extent permitted by law, on demand, such further amounts as shall be sufficient to cover the cost and expenses, including, but not limited to, reasonable attorney’s fees, incurred by Holders in collecting any sums due on the Senior Subordinated Notes or in otherwise enforcing any of such Holder’s rights.

8.6                                 Notice of Default.  With respect to Events of Default or claimed defaults, or any condition or event which with notice or lapse of time, or both, may become an Event of Default, the Company will give the following notices:

(a)                                  The Company will immediately furnish to each Holder and the Senior Lender notice in writing of the occurrence of an Event of Default, or any condition or event which, after notice or lapse of time, or both, would constitute such an Event of Default.  Such notice shall specify the nature of such event, condition or default and what action the Company has taken or is taking or proposes to take with respect thereto.

(b)                                 If any holder of Senior Debt or of any other Indebtedness of the Company gives any notice or takes any other action with respect to a claimed default, the Company will promptly give written notice thereof to each Holder, describing the notice or action and the nature of the claimed event, condition or default.

IX.                                SUBORDINATION

Notwithstanding any provision in this Agreement to the contrary, the Indebtedness evidenced by the Senior Subordinated Notes shall be subordinate to the Senior Debt, and Purchasers’ rights and remedies hereunder shall be subordinate to the rights and remedies of the Senior Lender, in accordance with the terms of the Senior Subordination Agreement; provided, however, that nothing contained in this Article IX or elsewhere in this Agreement, in the Senior Subordinated Notes or the Senior Subordination Agreement is intended to or shall impair, as between the Company and Purchasers, the obligations of the Company, which are absolute and unconditional, to pay to Purchasers the principal of, premium (if any), Prepayment Fee (if any) and interest on the Senior Subordinated Notes and all other Senior Subordinated Obligations as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of Purchasers and creditors of the Company other than the holders of the Senior Debt, nor shall anything herein or therein prevent Purchasers from exercising all remedies otherwise permitted by applicable law upon an Event of Default under this Agreement.

X.                                    FORM OF SENIOR SUBORDINATED NOTES, REGISTRATION, TRANSFER AND REPLACEMENT

10.1                           Form of Senior Subordinated Notes. The Senior Subordinated Notes initially delivered under this Agreement will be a fully registered notes in the form attached hereto as Exhibits A-1, A-2, A-3, A-4, A-5, A-6 and A-7.

10.2                           Senior Subordinated Notes Register.  The Company shall cause to be kept at the principal office a register for the registration and transfer of the Senior Subordinated Notes.  The names and addresses of the Holder of the Senior Subordinated Notes, the transfer thereof and the names and addresses of the transferees of the Senior Subordinated Notes shall be recorded in such register.

10.3                           Issuance of New Senior Subordinated Notes upon Exchange or Transfer.  Upon surrender for exchange or registration of transfer of the Senior Subordinated Notes at the office of the Company designated for notices in accordance with Section 12.3 hereof, the Company shall execute and deliver, at its expense, one or more new Senior Subordinated Notes of any authorized denomination requested by the Holder of the surrendered Senior Subordinated Notes, each dated the date to which interest has been paid on the Senior Subordinated Notes so surrendered (or, if no interest has been paid, the date of the surrendered Senior Subordinated Notes), but in the same aggregate unpaid principal amount as the surrendered Senior Subordinated Notes, and registered in the name of such Person or Persons as shall be designated in writing by such Holder.  Every Senior Subordinated Notes surrendered for registration of transfer shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the Holder of such Senior Subordinated Notes or by his attorney duly authorized in writing.

10.4                           Replacement of Senior Subordinated Notes.  Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of the Senior Subordinated Notes and, in the case of any such loss, theft or destruction, upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company or, in the event of such mutilation upon surrender and cancellation of the Senior Subordinated Notes, the Company, without charge to the Holder thereof, will make and deliver a new Senior Subordinated Notes of like tenor and the same series in lieu of such lost, stolen, destroyed or mutilated Senior Subordinated Notes.  If any such lost, stolen or destroyed Senior Subordinated Notes is owned by Purchasers or any other Holder whose credit is satisfactory to the Company, then the affidavit of an authorized officer of such owner setting forth the fact of loss, theft or destruction and of its ownership of the Senior Subordinated Notes at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no further indemnity shall be required as a condition to the execution and delivery of a new Senior Subordinated Note, other than a written agreement of such owner (in form reasonably satisfactory to the Company) to indemnify the Company.

XI.                                INTERPRETATION OF AGREEMENT

11.1                           Certain Terms Defined.  When used in this Agreement, the terms set forth below are defined as follows:

“AAC” is defined in the preamble of this Agreement.

“Acquisition Agreements” means the Kenan Merger Agreement and the Advantage Merger Agreement.

“Acquisition Documents” means the Kenan Merger Agreement and the agreements, documents and instruments executed in connection therewith or contemplated thereby, and all amendments thereto and the Advantage Merger Agreement and the agreements, documents and instruments executed in connection therewith or contemplated thereby, and all amendments thereto.

“Advantage Acquisition Transaction” is defined in the recitals of this Agreement.

“Advantage Merger” means the merger of AMHC Acquisition Corp. with and into AMHC, with the surviving entity being AMHC, which merger shall be consummated as of the Closing Date and shall be pursuant to that certain Certificate of Merger dated as of the Closing Date.

“Advantage Merger Agreement” is defined in the recitals of this Agreement.

“Advantage Merger Documents” means the Certificate of Merger dated as of the Closing Date, the Advantage Merger Agreement and the agreements, documents and instruments executed in connection with the Advantage Merger or contemplated thereby, and all amendments thereto.

“Affiliate” means with respect to any Person, a Person that, directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.  For purposes hereof, the Purchasers shall not be Affiliates of any Credit Party.

“Affiliate Transactions” is defined in Section 4.15 of this Agreement.

“Agreement” means this Note Purchase Agreement, including all schedules and exhibits hereto, as the same may be modified, supplemented, extended and/or amended from time to time.

“AMGI” is defined in the recitals of this Agreement.

“AMHC” is defined in the recitals of this Agreement.

“AMHC Acquisition Corp.” is defined in the recitals of this Agreement.

“Annulment Notice” is defined in Section 8.3 of this Agreement.

“ATL” means Advantage Tank Lines, Inc., and its wholly and partially-owned Subsidiaries.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any specified consequence.

“Big-Five Accounting Firm” means any of Arthur Andersen LLP, Deloitte & Touche LLP, Ernst & Young LLP, KPMG Peat Marwick LLP, PricewaterhouseCoopers LLP and any successor thereof.

“Business Day” means each day of the week except Saturdays, Sundays, and days on which banking institutions are authorized by law to close in the State of Ohio.

“Capital Expenditures” means, for any Person, for any time period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including that portion of Capital Leases capitalized on such Person’s balance sheet) during such time period that, in accordance with GAAP, are included as property, plant or equipment or similar fixed asset accounts on such Person’s balance sheet or consist of tractor or trailer equipment purchased from fleet operators (whether or not in connection with such purchase such Person or any of its Affiliates obtains a revenue hauling contract or similar agreement), excluding Capital Expenditures for which the Company is reimbursed or which are paid for using the proceeds of environmental, property or casualty insurance policies and minus Net Proceeds from the sale or disposal of equipment during such time period.

“Capital Lease” means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

“Capital Stock”  means the Common Stock, the Preferred Stock and any other capital stock of the Parent, AMHC or the Company authorized from time to time, and any other shares, options, warrants, rights, interests, participations or equivalents (however designated) of or in Parent, AMHC or the Company, whether voting or nonvoting, including, without limitation, common stock, options, warrants, preferred stock, phantom stock, stock appreciation rights, preferred stock, convertible notes or debentures, stock purchase rights, and all agreements, instruments, documents, and securities convertible, exercisable, or exchangeable, in whole or in part, into any one or more of the foregoing.

“Casualty Event” means any of the following events:  (a) the destruction of any Property or other tangible assets of the Credit Parties, or the occurrence of damage to such Property or assets, which in each case renders the repair or replacement thereof uneconomic; (b) the requisition of title to such Property or assets by any governmental authority for a period of more than 6 months; (c) the constructive total loss with respect to such Property or assets; or (d) the loss of quiet title to any real property owned or leased by the Credit Parties.

“Certificate of Designations” means that certain Certificate of Incorporation of the Parent as in effect on the Closing Date, together with the Certificate of Designations, Powers, Preferences and Rights of the Series A Convertible Preferred Stock (Par Value $0.001 per share), Series B Convertible Preferred Stock (Par Value $0.001 per share), Series C Convertible Preferred Stock (Par Value $0.001 per share) and Series D Convertible Preferred Stock (Par Value $0.001 per share) of the Parent filed with the Secretary of State of Delaware on or about the Closing Date, that designates the relative rights and preferences of the Preferred Stock.

“Change of Control” means (a) the Company shall cease to own and control, beneficially and of record, 100% of the issued and outstanding shares of capital stock of McDaniel,

Evalia, PCT, NCT, Geni Management Corporation or ATL, free and clear of all Liens other than Permitted Liens and Geni Management Corporation shall cease to own and control, beneficially and of record, 100% of the issued and outstanding shares of capital stock of Geni Transport, Inc., free and clear of all Liens other than Permitted Liens; (b) AMHC shall cease to own and control, beneficially and of record, 100% of the issued and outstanding shares of capital stock of AMGI (c) the Parent shall cease to own and control, beneficially and of record, 100% of the issued and outstanding shares of capital stock of AMHC and Kenan, free and clear of all Liens other than Permitted Liens; (d) any sale or other disposition of all or substantially all of the consolidated assets of the Company in a single transaction or series of related transactions; (e) (i) prior to the consummation of an Initial Public Offering, Persons holding capital stock of the Parent as of the Closing Date and their Permitted Transferees (as such term is defined in the Stockholders’ Agreement in effect on the date hereof), determined on a fully diluted basis, shall cease to own at least 51% of all shares of Capital Stock of the Parent or Sterling and/or RFE shall cease to have the power to appoint a majority of the Parent’s Board of Directors or (ii) after the consummation of an Initial Public Offering, Persons holding capital stock of the Parent (and their Permitted Transferees (as such term is defined in the Stockholders’ Agreement in effect on the date hereof)) as of the Closing Date, determined on a fully diluted basis shall cease to own or control 33.33% of the fully diluted voting power represented by the capital stock of the Company, in each case assuming the full exercise of all securities exercisable, convertible or exchangeable for or into capital stock of the Parent; (f) the acquisition by any Person, or two or more Persons acting in concert (other than the Persons described in clause (e) above), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 40% or more of the outstanding shares of capital stock of the Parent; (g) Sterling ceases to be represented on the Board of Directors of the Parent; (h) more than two of the Sterling Principals shall (other than by reason of death or disability) cease to have (together with the other Sterling Principals) the right or ability by voting power, contract or otherwise to direct or cause the direction of the management and policies of Sterling; or (i) more than two of the Sterling Principals shall (other than by reason of death or disability) cease to be managing members of the sole general partner of Sterling; provided, that, for purposes of clauses (a), (b) or (c) above, a merger or consolidation of the Company into, or with, any of its Subsidiaries, or any Subsidiary with or into any other Subsidiary or the merger or consolidation of AMHC into or with Parent or AMGI, shall not be deemed a “Change of Control”.

“Closing Date” means the date on which all of the conditions stated in Article V of this Agreement have been met to Purchasers’ satisfaction and the purchase price for the Senior Subordinated Notes have been paid, but in any event not later than April 30, 2001.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, and the regulations promulgated thereunder.

“Common Stock” means the $.0001 par value common stock of the Parent.

“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with either the Company within the meaning of Section 4001 of ERISA or is part of a group which includes either the Company and which is treated as a single employer under Section 414 of the Code.

“Company” is defined in the preamble of this Agreement.

“Consolidated Current Assets” means, at a particular date, all amounts which would, in conformity with GAAP, be included under current assets on a consolidated balance sheet of the Credit Parties as at such date; provided, however, that such amounts shall not include (a) any amounts for any Indebtedness owing by an Affiliate of the Parent, unless such Indebtedness arose in connection with the sale of goods or other property in the ordinary course of business and would otherwise constitute current assets in conformity with GAAP, (b) any shares of stock issued by an Affiliate of the Parent, or (c) cash or cash equivalents.

“Consolidated Current Liabilities” means, at a particular date, all amounts which would, in conformity with GAAP, be included under current liabilities on a consolidated balance sheet of the Credit Parties as at such date; provided, however, that such amounts shall not include the current portion of any long-term indebtedness.

“Consolidated EBITDA” means for any period, the sum for such period of (a) Consolidated Net Income for such period, (b) the sum of provisions for such period for income taxes, interest expense, and depreciation and amortization expense used in determining such Consolidated Net Income, (c) amounts deducted in such period in respect of non-cash expenses in accordance with GAAP, (d) the amount of any aggregate net loss (or minus the amount of any gain) during such period arising from the sale, exchange or other disposition of capital assets and (e) non-cash expenses deducted in such period in connection with any earn-out agreements, stock appreciation rights, “phantom” stock plans, employment agreements, non-competition agreements, subscription and stockholders agreements and incentive stock option plans made in connection with acquisitions of Persons or businesses by any Credit Party or the retention of executives, officers or employees by any Credit Party, including (but without duplication) any Person that has become a Subsidiary during such period, on a pro forma basis as if such acquisition had occurred on the first day of such period; provided, that Consolidated EBITDA shall in any event exclude, from and after the Closing Date, (x) the effect of any write-up of any assets acquired in any Permitted Acquisitions, and (y) the amount of any non-cash income recognized during any period for which Consolidated EBITDA is determined; and provided, further, that, except for purposes of calculating Consolidated EBITDA for determining compliance with Sections 6.23(b) and (c), for any period ended prior to date on which four full fiscal quarters of the Parent have elapsed since the Closing Date, Consolidated EBITDA for such period shall be calculated to give effect on a pro forma basis to the Kenan Acquisition Transaction and the Advantage Acquisition Transaction as if such transactions had been consummated on the first day of such period.

“Consolidated Fixed Charges” means for any period, the sum of (i) the amounts deducted for the cash portion of Consolidated Interest Expense in determining Consolidated Net Income for such period, (ii) the amount of scheduled payments of principal of Indebtedness during such period and (iii) the amount of cash income taxes paid during such period.

“Consolidated Funded Debt” means for any period of twelve consecutive calendar months, the sum of (a) Consolidated Senior Indebtedness for such period and (b) all other Indebtedness of the Credit Parties of the type set forth in clauses (a), (b), (c), (d) (other than letters of credit issued to support the payment of deductibles or retentions payable under insurance policies obtained by any Credit Parties required pursuant to the Senior Loan Documents), (e) and (g) of the definition of Indebtedness as of the last day of such period, determined on a consolidated basis in accordance with GAAP, including, in any event, and any purchase money Indebtedness; but excluding any Qualified Put Notes up to an aggregate outstanding principal amount of $25,000,000 (and any Put Guaranty or other Put Debt to the extent relating to such portion of such Qualified Put Notes) to the same extent that it is excluded from the computation of “Consolidated Funded Debt” (as such term is defined in the Senior Loan Agreement) under the Senior Loan Agreement.

“Consolidated Interest Expense” means for any period, the amount which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption (including without limitation, imputed interest included in payments under Capital Leases and all commissions and other fees and charges owed with respect to letters of credit) on a consolidated income statement of the Credit Parties for such period excluding the amortization of any original issue discount and any interest on Qualified Put Notes to the extent such interest is accrued but not paid and minus the amount set forth opposite the caption “interest income” on a consolidated income statement of the Parent and its Subsidiaries for such period.

“Consolidated Net Income” means for any period, the consolidated net income (or deficit) of the Credit Parties for such period (taken as a cumulative whole), determined in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with any Credit Party (except as provided in the last proviso of Consolidated EBITDA), (b) the income (or deficit) of any Person (other than a Subsidiary) in which any Credit Party has an ownership interest, except to the extent that any such income has been actually received by such Credit Party in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than the Senior Loan Documents), Governing Document or requirement of law applicable to such Subsidiary, (d) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets (such term to include all fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), (e) any write-up of any asset, (f) any net gain from the collection of the proceeds of life insurance policies, (g) any gain or loss arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of any Credit Party, (h) in the case of a successor to the Company by consolidation or merger or as a transferee of its assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets, and (i) any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition over the cost of the investment in such Subsidiary.

“Consolidated Senior Indebtedness” means at any date, the sum of (a) the aggregate outstanding principal amount of the Term Loans, and (b) the average daily outstanding principal amount of the Revolving Credit Loans and Letters of Credit during the twelve consecutive calendar month period immediately preceding such date.

“Contaminated Site List” means any publicly available list, registry or other compilation established by any Governmental Entity of sites that require or potentially require investigation, removal actions or any other response under any Environmental Law.  This includes, without limitation, CERCLIS and equivalent state lists, registrations, or other compilations.

“Contamination or Contaminated” means a Release (actual or reasonably suspected) or threatened Release, if any investigatory, remedial, removal or other response action is required, or could be required, by a Governmental Entity having jurisdiction under any Environmental Law, with respect to such Release, suspected release or threatened Release of a Hazardous Material, or if such Release or suspected Release of a Hazardous Material has (or is alleged to have) resulted in damages to natural resources.

“Contingent Options” means, collectively, options to purchase Common Stock issued to (i) Dennis Nash and Carl Young pursuant to Amended and Restated Contingent Stock Option Agreements, which permit each holder thereof to purchase up to an aggregate of 161,000 shares of Common Stock and (ii) Jerry L. McDaniel pursuant to an Amended and Restated Contingent Option Agreement, which permits the holder thereof to purchase up to an aggregate of 21,400 shares of Common Stock.

“Contingent Payments” means, collectively, (i) the payments of additional purchase price pursuant to Section 2.3 of the Original Acquisition Agreement and (ii) the payments payable under the Emery Asset Purchase Agreement.

“Contingent Payments Excess Cash Flow” means, as to the Credit Parties for each fiscal year: (a) Consolidated EBITDA for such year; plus (b) the decrease (if any) in the amount of the excess of Consolidated Current Assets over Consolidated Current Liabilities at the end of such fiscal year compared to the amount of the excess of Consolidated Current Assets over Consolidated Current Liabilities at the end of the immediately preceding fiscal year of the Parent; minus (c) the sum of the (i) the amount of (A) all regularly scheduled payments of principal of the Term Loans actually made during such fiscal year and (B) any permanent reduction in the Revolving Credit Commitments made during such fiscal year to the extent that, before giving effect to such reduction, the average outstanding principal balance of the Revolving Credit Loans for the thirty (30) days prior to such reduction exceeds the aggregate Revolving Credit Commitments after giving effect to such reduction, (ii) the amount of all Consolidated Interest Expense for such fiscal year for the Credit Parties, (iii) the amount of Capital Expenditures actually made during such fiscal year by the Credit Parties to the extent permitted by Section 7.11, (iv) cash income taxes paid by the Credit Parties during such fiscal year and (v) the increase (if any) in the amount of the excess of Consolidated Current Assets over Consolidated Current Liabilities at the end of such fiscal year compared to the amount of the excess of Consolidated Current Assets over Consolidated Current Liabilities at the end of the immediately preceding fiscal year of the Parent.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Parties” means each of Parent, AMHC, AMGI, Kenan, KTC, ATL, NCT, McDaniel, Evalia, Geni Management Corporation, Geni Transport, Inc., PCT and any other Subsidiaries.

“Domestic Person” means with respect to any natural Person, any such Person domiciled in the United States, and with respect to any nonnatural Person any such Person organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Emery Asset Purchase Agreement”  means that certain Agreement for Purchase of Assets of Emery Transportation, Inc. dated as of July 17, 2000, as amended, by Advantage Tank Lines, Inc., Emery Transportation, Inc., Emery Oil Company, Inc., Richard A. Emery, Jr. and Alison Sue Hess.

“Employment Agreements” means, collectively, those certain Employment Agreements, dated as of April 30, 2001, by and between the Company and each of Dennis Nash, Carl Young and Lee Shaffer and any other employment agreement hereafter entered into by and between the Company and any executive officer of the Company.

“Environmental Laws” means all federal, state, or local laws, ordinances, rules, regulations, interpretations and orders of courts or administrative agencies or authorities relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, and subsurface strata), and other laws relating to (i) Polluting Substances or (ii) the manufacture, processing, distribution, use, treatment, handling, storage, disposal, or transportation of Polluting Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and the regulations promulgated thereunder.

“Evalia” means Evalia Acquisition Corp., an Illinois corporation.

“Event of Bankruptcy” means any of (a) the filing by a Person of a voluntary petition in bankruptcy under any provision of any bankruptcy law or a petition to take advantage of any insolvency act, (b) the admission in writing by the Company of its inability to pay its debts generally as they become due, (c) the appointment of a receiver or receivers for all or a material part of a Person’s assets with the consent of such Person, (d) the filing of any bankruptcy, arrangement or reorganization petition by or, with the consent of a Person, against such Person under any provision of any bankruptcy law, (e) a receiver, liquidator or trustee of a Person or a substantial part of its assets shall be appointed pursuant to the Federal Bankruptcy Code by the order of a court of competent jurisdiction which shall not be dismissed or stayed within 60 days, or (f) an involuntary petition to reorganize or liquidate a Person pursuant to the Federal Bankruptcy Code shall be filed against such Person and shall not be dismissed or stayed within 60 days.

“Event of Default” is defined in Section 8.1 of this Agreement.

“Excess Interest” is defined in Section 2.8 of this Agreement.

“First Amendment” means the First Amendment to Note Purchase Agreement and First Amendment to Warrant Purchase Agreement dated as of July 17, 2000 by and between AMGI, AMHC and Purchasers.

“Fiscal Year” is defined in Section 6.24 of this Agreement.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) which are applicable to the circumstances as of the date of application.

“Governing Documents” means as to any Person, its articles or certificate of incorporation and by-laws, its partnership agreement, its certificate of formation and operating agreement, and/or the other organizational or governing documents of such Person.

“Governmental Entity” shall mean any foreign or domestic court, administrative agency or commission or other governmental authority or instrumentality.

“Guaranty” means (i) the guaranty dated the date hereof executed by Parent, AMHC and each Subsidiary of the Company (other than PCT) in favor of Purchasers in respect of any of the Senior Subordinated Obligations, as the same may be amended, restated, modified or extended from time to time and (ii) the guaranty dated the date hereof executed by PCT of the Company in favor of Purchasers in respect of any of the Senior Subordinated Obligations, as the same may be amended, restated, modified or extended from time to time.

“Hazardous Materials” shall mean any (a) toxic or hazardous materials or substances including, without limitation, any hazardous substance as defined in CERCLA, as amended; (b) radioactive materials; (c) petroleum (including crude oil or any fraction thereof), oil and its fractions; and (d) any other chemical, pollutant, contaminant, substance or waste that is regulated by any Governmental Entity under any Environmental Law.

“Holder” when used in reference to the Senior Subordinated Notes and/or the Senior Subordinated Obligations, means the Person or Persons who, at the time of determination, is the lawful owner of all or a portion of each Senior Subordinated Notes or an obligee of all or a portion of the Senior Subordinated Obligations.  Unless otherwise provided in this Agreement, in each instance that the Holders are required to request or consent in concert to an action, the Holders will be deemed to have requested or consented to such action if the Holders of a majority-in-interest of the Senior Subordinated Notes or Senior Subordinated Obligations so request or consent.

“Impositions” is defined in Section 6.9 of this Agreement.

“Indebtedness” means for any Person, without duplication:  (a) all indebtedness, whether or not represented by bonds, debentures, notes, securities, or other evidences of indebtedness, for the repayment of money borrowed, (b) all indebtedness representing deferred payment of the purchase price of property or assets, (c) all indebtedness under any lease which, in conformity with GAAP, is required to be capitalized for balance sheet purposes and leases of property or assets made as a part of any sale and lease-back transaction if required to be capitalized, (d) all indebtedness under guaranties, endorsements, assumptions, or other contractual obligations, including any letters of credit, or the obligations in respect of, or to purchase or otherwise acquire, indebtedness of others, (e) all indebtedness secured by a Lien existing on property owned, subject to such Lien, whether or not the indebtedness secured thereby shall have been assumed by the owner thereof, (f) trade accounts payable more than 120 days past due (other than trade accounts payable being disputed in good faith by a Credit Party to the extent recorded and reserved for), and (g) all amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations referred to above in (a), (b), (c), (d), (e) or (f), excluding trade accounts payable in the ordinary course of business and excluding the Contingent Payments.

“Initial Public Offering” The first firm commitment, underwritten public offering of Common Stock to the general public under the Securities Act, completed by Parent and resulting in gross proceeds (before underwriting discounts and commissions) to the Parent of at least $25,000,000 from purchasers thereunder which are not Affiliates of the Parent and which results in an aggregate valuation of all the outstanding shares of Parent’s Common Stock on a fully diluted basis immediately prior to the consummation of such offering of at least $75,000,000 and which results in (i) each holder of the Parent’s Series A Preferred Stock, each holder of the Parent’s Series B Preferred Stock and each holder of the Parent’s Series D Preferred Stock receiving, upon conversion of such Preferred Stock in connection with such offering, a number of shares of Common

Stock (exclusive of shares of Common Stock representing dividends which are converted into Common Stock) having a value, based on the initial public offering price, of at least twice the aggregate Liquidation Amount (as such term is defined in the Certificate of Designations) of such holder’s respective shares of Preferred Stock.

“Insolvency” means with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property” means all patents, patent rights, patent applications, licenses, inventions, trade secrets, know-how, proprietary techniques (including processes and substances), trademarks, service marks, trade names and copyrights.

“Inventory” means all present and future inventory in which the Company has any interest, including, but not limited to, goods held by the Company for sale or lease or to be furnished under a contract of service and all of the Company’s present and future raw materials, work in process, finished goods, supplies and packing and shipping materials, wherever located, and any documents of title representing any of the above.

“IRS” shall mean the Internal Revenue Service.

“Kenan” is defined in the preamble of this Agreement.

“Kenan Acquisition Transaction” is defined in the recitals of this Agreement.

“Kenan Merger Agreement” is defined in the recitals of this Agreement.

“Key Employees” when referring to the Credit Parties shall mean Dennis Nash and Carl Young.

“Knowledge” means, with respect to any Person, actual knowledge after reasonable investigation.  A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or matters if any of such Person’s directors, officers or Key Employees have such Knowledge after reasonable investigation.

“KTC” is defined in the preamble of this Agreement.

“Leases” mean the collective reference to (i) that certain Lease Agreement, dated as of March 1, 1999, between AMGI and Freedom Investments, Inc. (“Freedom”) covering the property on which the Borrowers’ headquarters are located and (ii) that certain Lease Agreement, dated as of March 1, 1999, between NCT Development Inc. and (iii) a Lease Agreement to be entered into by AMGI with Freedom to lease additional space at 4895 Dressler Road, NW, Canton, Ohio at the same per square foot cost and on other terms identical in all material respects to the Lease Agreement identified in clause (i).

“Leverage Ratio” means at any time, the ratio of Consolidated Funded Debt to Consolidated EBITDA for the immediately preceding period of four consecutive fiscal quarters.

“Lien” means any lien, mortgage, security interest, tax lien, pledge, encumbrance, financing statement, or conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Indebtedness or any other obligation, whether arising by agreement, operation of law, or otherwise.

“Majority Holders” means (a) as of any date of determination thereof prior to any of the MMLI-A Note, the MMLI-B Note, the MCI Note or the MPI Note being owned by any Person other than the MassMutual Investors, Holders which own Senior Subordinated Notes, if any Senior Subordinated Notes are outstanding, or Senior Subordinated Obligations, if no Senior Subordinated Notes are outstanding, having an aggregate principal amount equal to seventy percent (70%) or more of the then outstanding principal amount of all Senior Subordinated Notes or Senior Subordinated Obligations, as the case may be and which act without financial benefit to the exclusion of any other Holder, and (b) as of any date of determination thereof from and after any of the MMLI-A Note, the MMLI-B Note, the MCI Note or the MPI Note being owned by any Person other than the MassMutual Investors, Holders which own Senior Subordinated Notes, if any Senior Subordinated Notes are outstanding, or Senior Subordinated Obligations, if no Senior Subordinated Notes are outstanding, having an aggregate principal amount equal to fifty-one percent (51%) or more of the then outstanding principal amount of all Senior Subordinated Notes or Senior Subordinated Obligations, as the case may be and which act without financial benefit to the exclusion of any other Holder.

“Management Agreement” shall mean, collectively, (i) that certain Amended and Restated Management Agreement, dated as of April 30, 2001, by and among Sterling Ventures Limited, Parent, AMGI and KTC Acquisition Corp., (ii) that certain Management Agreement, dated as of April 30, 2001, by and among Sterling Investment Partners Advisors, LLC, Parent, AMGI and KTC Acquisition Corp. and (iii) that certain Management Agreement, dated as of April 30, 2001, by and among RFE Management Corporation, Parent, AMGI and KTC Acquisition Corp.

“Management Options” means options (a) to purchase Common Stock issued to Dennis Nash and Carl Young pursuant to that certain Amended and Restated Senior Management Option Agreement dated as of the date hereof executed by the Parent in favor of such Persons, or (b) to be issued to employees of the Company pursuant to a stock option or benefit plan of the Parent described in Section 7.15 of this Agreement approved by a majority of the disinterested members of the Board of Directors of the Parent.

“MassMutual Investors” is defined in the preamble of this Agreement.

“Material Adverse Effect” means (a) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of the Credit Parties taken as a whole or (b) the impairment of the ability of any Credit Party to perform their respective obligations under the Agreement or any of the Other Agreements to which it is a party or of Purchasers to enforce or collect any of the Senior Subordinated Obligations.  In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

“Maximum Rate” is defined in Section 2.8 of this Agreement.

“McDaniel” means J. McDaniel, Inc., an Illinois corporation.

“MCI” is defined in the preamble of this Agreement.

“MCI Note” is defined in Section 1.2(c) of this Agreement.

“MMLI” is defined in the preamble of this Agreement.

“MMLI-A Note” is defined in Section 1.2(b) of this Agreement.

“MMLI-B Note” is defined in Section 1.2(b) of this Agreement.

“MPI” is defined in the preamble of this Agreement.

“MPI Note” is defined in Section 1.2(d) of this Agreement.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds”  (i) the aggregate cash consideration received by any of the Credit Parties in connection with any transaction referred to in Section 2.3(b) less (ii) the expenses (including out-of-pocket expenses) incurred by such Credit Party in connection with such transaction (including, in the case of any issuance of debt or equity securities, underwriters’ commissions and fees), the amount of any federal and state taxes incurred in connection with such transaction, any amounts required to be placed in escrow in connection with such transaction and any amounts the Parent reasonably determines are required to meet post-closing purchase price adjustments in connection with such transaction, in each case as certified by the chief financial officer of the Parent to the Purchasers at the time of such transaction; provided, that any amounts placed in escrow or initially excluded from Net Proceeds to meet such post-closing purchase price adjustments which are released to the Company or determined not to be payable by the Company shall become Net Proceeds once such amounts are so released or determined not to be payable and shall thereupon be applied in accordance with Section 2.3 hereof.

“NCT” means North Canton Transfer Co., and its wholly and partially owned Subsidiaries.

“Non-Compete Agreements” means collectively, those certain Non-Compete Agreements by and between the AMHC and each of Rex Molder and Jeffrey Rabbit.

“Original Acquisition Agreement”  means that certain Agreement and Plan of Merger dated as of December 31, 1998 by and among the AMHC, AMGI, Advantage Acquisition Corp., Rex Molder, Dennis Nash, Jeffrey Rabbit and Carl Young.

“Original Agreement” means that certain Note Purchase Agreement dated as of December 31, 1998 by and among AMGI (AMGI formerly was known as Advantage Acquisition Corp., an Ohio corporation (“AAC”) which was the successor-in-interest to the merger of Advantage Management Group, Inc., an Ohio corporation with and into AAC), and RSTW, as amended by that certain First Amendment.

“Original Closing Date” means December 31, 1998.

“Other Agreements” means the Senior Subordinated Notes, the Warrant Documents, the Put Guaranty, the Guaranty, the Escrow Agreement and all other agreements, instruments and documents (including, without limitation, notes, guarantees, powers of attorney, consents, assignments, contracts, notices, subordination agreements and all other written matter), and all renewals, modifications and extensions thereof, whether heretofore, now or hereafter executed by or on behalf of any Credit Party and delivered to and for the benefit of Purchasers or any Person participating with Purchasers in the Senior Subordinated Notes with respect to this Agreement or any of the transactions contemplated by this Agreement.

“Parent” is defined in the preamble of this Agreement.

“PCT” means Petro-Chemical Transport, Inc., a Texas corporation.

“PBGC”  means the United States Pension Benefit Guaranty Corporation.

“Permitted Indebtedness” means (a) any Indebtedness in favor of the Senior Lender under the Senior Loan Agreement and created pursuant thereto but only to the extent that the same constituted Senior Debt at the time that it was incurred, (b) any Indebtedness in favor of Purchasers under this Agreement and/or the Other Agreements and created pursuant thereto, (c) presently existing or hereafter arising purchase money Indebtedness incurred by the Company to finance the acquisition of capital assets by the Company, subject to the limitations placed on Capital Expenditures in Section 7.11, (d) Indebtedness in an aggregate amount not to exceed $500,000 at any time outstanding secured by a Lien on accounts receivable, tangible assets or Inventory of Subsidiaries of the Company, (e) the Contingent Payments, provided that with respect to the Contingent Payment under the Original Acquisition Agreement payment thereunder is made in accordance with the Seller Subordination Agreement,  (f) the other Indebtedness set forth on Exhibit D, (g) Indebtedness of any Credit Party to any other Credit Party and (h) any Indebtedness under Interest Rate Protection Agreements (as such term is defined the Senior Loan Agreement) required under Section 8.12 of the Senior Loan Agreement.

“Permitted Investments” means the following:

(a)                                  securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof (provided that the full faith and credit of the United States Government is pledged in support thereof), having maturities of not more than twelve months from the date of acquisition;

(b)                                 time deposits and certificates of deposit of any commercial bank incorporated in the United States of recognized standing having capital and surplus in excess of $100,000,000 with maturities of not more than twelve months from the date of acquisition and rated AA- (or the equivalent thereof) or higher by Standard & Poor’s Corporation with respect to its long-term senior debt;

(c)                                  commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Corporation or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc. and in each case maturing not more than twelve months after the date of acquisition;

(d)                                 investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (c) above; and

(e)                                  investments in, or debts incurred or liabilities assumed on behalf and for the benefit of, the Subsidiaries or joint ventures or companies in which the Company owns at least 50% of the voting rights thereof, which investments, debts incurred and liabilities assumed (i) do not exceed $500,000 per year in the aggregate and (ii) do not exceed $1,000,000, from and after the Closing Date in the aggregate; notwithstanding and in addition to the foregoing the Company shall be permitted to make advances and capital contributions to each of its Subsidiaries which at such time is a guarantor of the Senior Subordinated Obligation pursuant to the Guaranty, and each such Subsidiary shall be permitted to make advances and capital contributions to the Company, if such advances are consistent with the policies of the Company’s board of directors.

“Permitted Liens” means (a) Liens in favor of the Senior Lender under the Senior Loan Documents or created pursuant thereto, (b) Liens securing purchase money Indebtedness incurred to finance the acquisition of capital assets by the Company, subject to the limitations placed on Capital Expenditures in Section 7.11 hereof, but not encumbering any assets other than those acquired with the proceeds of such purchase money Indebtedness, (c) Liens for property taxes not yet due, or which are being contested in good faith by appropriate proceedings provided that adequate reserves with respect thereto are maintained on the applicable Credit Party’s books in conformity with GAAP, (d) materialmen’s, mechanics’, worker’s, repairmen’s, employees’ or other like Liens arising against a Credit Party in the ordinary course of business, in each case which are either not delinquent or are being contested in good faith and by appropriate proceedings conducted with due diligence and for the payment of which adequate reserves have been established by the Credit Party, (e) deposits to secure payment of worker’s compensation, unemployment insurance or other social security benefits, (f) easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with ordinary conduct of the business of any Credit Party thereof, (g) Liens disclosed on Exhibit E, and (h) any interest or title of a lessor under any lease entered into by a Credit Party in the ordinary course of business (excluding sale/ leaseback transactions) and covering only the leased asset.

“Person” means any individual, sole proprietorship, corporation, business trust, unincorporated organization, association, company, partnership, joint venture, governmental authority (whether a national, federal, state, county, municipality or otherwise, and shall include without limitation any instrumentality, division, agency, body or department thereof), or other entity.

“Polluting Substances” means all pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes and shall include, without limitation, any flammable explosives, radioactive materials, oil, petroleum (including crude oil or any fraction thereof) hazardous materials, hazardous or solid wastes, hazardous or toxic substances or related materials defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, the Hazardous and Solid Waste Amendments of 1984, and the Hazardous Materials Transportation Act, as any of the same are hereafter amended, and in the regulations adopted and publications promulgated thereto; provided, in the event any of the foregoing Environmental Laws is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and, provided, further, to the extent that the applicable laws of any state establish a meaning for “hazardous substance,” “hazardous waste,” “hazardous material,” “solid waste,” or “toxic substance” which is broader than that specified in any of the foregoing Environmental Laws, such broader meaning shall apply.

“Plan” means at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Potential Default” means the occurrence of any condition or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

“Preferred Stock” means the $.001 par value Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock of the Parent, as specified in the Certificate of Designation.

“Premium Percentage” means, with respect to any payment or prepayment made or required of the Company under Section 2.2, Section 2.3, or Section 8.2, the premium percentage set forth below which corresponds to the earliest date set forth below upon which such payment or prepayment, as the case may be, is made or required pursuant to such section of the Agreement:

Payment Date or Prepayment Date	Premium Percentage
Closing Date through April 30, 2002	5.00%
May 1, 2002, through April 30, 2003	4.00%
May 1, 2003, through April 30, 2004	3.00%
May 1, 2004, through April 30, 2005	2.00%
May 1, 2005, through April 30, 2006	1.00%
May 1, 2006 and thereafter	0.00%

“Prepayment Fee” means and includes (a) the premium payable by the Company to Purchaser under subclause (c) of the first sentence of Section 2.2 in the event of a prepayment under Section 2.2, (b) the premium payable by the Company to Purchaser under Section 2.3, as a result of the occurrence of an event described in Section 2.3, and (c) the premium payable by the Company to Purchaser under Section 8.2 under any of the circumstances which require the payment of a premium by the Company to Purchaser under Section 8.2.

“Pro Forma” is defined in Section 4.2 of this Agreement.

“Property” means all real property owned, leased or operated by the Company.

“Purchasers” means RSTW Partners III, L.P. and the MassMutual Investors, together with all of their transferees, successors and assigns of all or any portion of the Senior Subordinated Notes or the Senior Subordinated Obligations and any nominees on whose behalf any of the foregoing purchase or otherwise acquire any of such Indebtedness of the Company, and shall include, but not be limited to, each and every “Holder” as defined herein.

“Put Event Exercise Payment Default” means any failure of payment or other default by the Parent, AMHC, the Company, or any Subsidiary in the obligation to purchase all or such portion of the Put Shares (as defined in the Warrant Purchase Agreement) as to which any holder of Put Shares (as defined in the Warrant Purchase Agreement) exercised its Put Option (as defined in the Warrant Purchase Agreement) pursuant to subclause (a), (b), (c), (d), (e), (f), (g), (h), (i), (j) or (k) of Section 2.10 of the Warrant Purchase Agreement.

“Put Guaranty” means (i) the guaranty of AMHC, the Company and each Subsidiary (other than PCT) of the obligations of the Parent under the Warrant Documents and (ii) the guaranty of PCT of the obligations of the Parent under the Warrant Documents .

“Registration Rights Agreement” means that certain Registration Rights Agreement dated the date hereof among the Parent, the Purchasers and the other signatories thereto, as the same may be modified, amended, extended or restated from time to time.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaking, dumping or disposing of a Hazardous Material into the environment or any action or inaction that results in a Hazardous Material coming to be located in the environment.

“Reorganization” means with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under Sections .21, .22, .23, .26, .27 or .28 of PBGC Reg. § 4043.

“Revolving Credit Loans” means revolving loans made by Senior Lender pursuant to Section 3.1 of the Senior Loan Agreement.

“RFE” means, collectively, RFE Investment Partners VI, L.P., a Delaware limited partnership, and RFE VI SBIC, L.P., a Delaware limited partnership.

“RSTW” is defined in the preamble of this Agreement.

“RSTW 1998 Note” means that certain senior subordinated note dated on or about December 31, 1998, executed by AMGI and AAC as makers and payable to RSTW in the original principal amount of $12,000,000, pursuant to the Original Agreement.

“RSTW 2000 Note” means that certain senior subordinated note dated on or about September 25, 2000, executed by AMGI as maker and payable to RSTW in the original principal amount of $1,250,000, pursuant to the Original Agreement..

“RSTW Amended 1998 Note” is defined in Section 1.2(e)(i) of this Agreement.

“RSTW Amended 2000 Note” is defined in Section 1.2(e)(ii) of this Agreement.

“RSTW New Note” is defined in Section 1.2(a) of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and rules and regulations thereunder.

“Sellers” means, collectively, Dennis Nash, Carl Young, Rex Molder and Jeffrey Rabbitt.

“Seller Subordination Agreement” means (i) that certain Seller Subordination Agreement dated as of December 31, 1998 executed by the Company, RSTW and the Sellers pursuant to which the relative priorities of the Sellers and Purchasers with respect to the payment of any Contingent Payments and the repayment of the Senior Subordinated Obligations are established and (ii) that certain Amended and Restated Seller Subordination Agreement of even date herewith executed by the Company, Dennis Nash, Carl Young and Purchasers pursuant to which the relative priorities of the Sellers and Purchasers with respect to the payment of any Contingent Payments and the repayment of the Senior Subordinated Obligations are established.

“Senior Debt” means the principal amount of any Indebtedness of the Company and its Subsidiaries for borrowed money under the Senior Loan Documents, now or hereafter outstanding, together with any interest (including any post-petition interest accruing after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Company at the interest rate provided for in the Senior Loan Agreement, whether or not such interest is an allowable claim in any such proceeding) or premium due thereon and any other amount payable with respect thereto, provided that:

(i)                                     in no event shall the aggregate principal amount of Senior Debt exceed an amount equal to the sum of:

(a) an amount equal to (1) the lesser of (A) $105,000,000 or (B)  an amount equal to the sum of (x) up to $15,000,000 of Revolving Credit Loans, plus (y) up to $90,000,000 of Term Loans, minus (2) the aggregate amount of any permanent reductions in the maximum committed amount of the Revolving Credit Loans, minus (3) the aggregate amount of any and all principal payments or prepayments from time to time made in respect of the Term Loans; plus

(b) the sum of (I) an amount representing indebtedness incurred only in connection with a “workout” as determined by the Senior Lender in its good faith judgement following notice to the Holders in an aggregate amount which does not exceed the greater of (A) $4,250,000 or (B) 10% of the principal amount of the loans described in subparagraph (a) above (subject to the limitations therein) which are outstanding on the first date (the “Reference Date”) upon which there occurs the earlier of (x) the Holders’ receipt of a Stop Payment Notice (as such term is defined in the Senior Subordination Agreement) under the Senior Subordination Agreement from the Senior Lender or (y) the occurrence of a default in the payment of principal or interest under the Senior Loan Agreement, minus (II) the amount of any fees, expenses or other obligations or liabilities (other than principal and interest) under the Senior Loan Documents which are outstanding at or incurred after the Reference Date;

(ii)                                  in no event shall Senior Debt include (a) any indebtedness of any Person which, by its terms, by the terms of the instrument creating or evidencing it, by contract or otherwise, is subordinate in right of payment to any other indebtedness of any Person or (b) any trade debt of the Company, whether or not initially owing to any Person other than the Senior Lender under the Senior Loan Agreement (or under the agreements, documents and instruments related to any refinancing thereof) and subsequently acquired by the Senior Lender.

Senior Debt shall also include any Indebtedness of the Company incurred in connection with a refinancing of the Senior Debt under the Senior Loan Documents if the terms and conditions of the agreements, documents and instruments related to such refinancing, taken as a whole, are not materially more onerous to the Holders than those set forth in the Senior Loan Documents, as in effect on the date hereof.  Senior Debt shall continue to constitute Senior Debt notwithstanding the fact that such Senior Debt or any claim for such Senior Debt is involuntarily subordinated, avoided or disallowed under the Federal Bankruptcy Code or any other applicable law.

“Senior Lender” means the Lenders under the Senior Loan Agreement, and their successors and assigns, and any Person who replaces or refinances the Senior Debt under the terms set forth in Section 7.1(c).

“Senior Loan Agreement” means the Amended and Restated Credit Agreement among the Parent, the Company and the Senior Lender, dated as of April 30, 2001, as amended to the extent permitted under Section 7.8, and all documents and instruments delivered pursuant thereto in connection with the loans and advances made thereunder.

“Senior Loan Documents” means the Senior Loan Agreement and the agreements, documents and instruments executed in connection therewith or contemplated thereby, and all amendments thereto, to the extent permitted under Section 7.8, together with all substitutions therefor with replacement of Senior Debt under Section 7.1(c).

“Senior Subordinated Notes” means collectively the RSTW New Note, the MMLI-A Note, the MMLI-B Note, the MCI Note, the MPI Note, the RSTW Amended 1998 Note and the RSTW Amended 2000 Note.

“Senior Subordinated Obligations” means and includes any and all Indebtedness and/or liabilities of the Company to Purchasers of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, under this Agreement or any Other Agreement (regardless of how such Indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument) and all obligations of the Company to Purchasers to perform acts or refrain from taking any action under any of the aforementioned documents, together with all renewals, modifications, extensions, increases, substitutions or replacements of any of such Indebtedness; provided, however, that such defined term shall not include the monetary obligations of the Parent under the put option or the call option in respect of the Warrant under the Warrant Documents or the obligation of AMHC, the Company and its Subsidiaries under the Put Guaranty until such time as Purchasers shall have notified the Parent of its exercise of such put option as provided in the Warrant Documents, or the Parent shall have notified Purchasers of its exercise of such call option, as the case may be.

“Senior Subordination Agreement” means that certain Senior Subordination Agreement of even date herewith executed by the Company, the Senior Lender and Purchasers pursuant to which the relative priorities of the Senior Lender and Purchasers with respect to the repayment of Senior Debt and the Senior Subordinated Obligations are established.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Sterling” means Sterling Investment Partners, L.P., a Delaware limited partnership.

“Sterling Principals” means M. William Macey, Jr., Douglas Newhouse, Charles W. Santoro and William L. Selden.

“Stockholders’ Agreement” means that certain Stockholders’ Agreement dated as of the date hereof among the Parent, the Purchasers and the other parties thereto, as the same may be amended, modified, extended or restated from time to time.

“Subsidiary” means any Person of which or in which the Company and its other Subsidiaries own directly or indirectly a majority of (a) the combined voting power of all classes of Capital Stock having general voting power under ordinary circumstances to elect a majority of the board of directors or equivalent body of such Persons, if it is a corporation, (b) the capital interest or profits interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person if it is a trust, association or other unincorporated organization.

“Term Loans” means, collectively, the term loans made by Senior Lender pursuant to Sections 2.1, 2.4 and 2.7 of the Senior Loan Agreement.

“Termination Date” means the earliest to occur of (a) April 30, 2009, (b) the date on which the Senior Subordinated Notes are accelerated pursuant to Article VIII, or (c) the date on which the Senior Subordinated Obligations are paid in full.

“Transfer” is defined in Section 12.5 of this Agreement.

“Transferee” means any Person to whom a Transfer is made.

“Warrants” means the warrants issued to Purchasers or converted pursuant to the Advantage Merger Agreement to purchase shares of Series D Convertible Preferred Stock and, under certain circumstances, shares of Common Stock, all as adjusted for antidilution adjustments as provided in the Warrant Purchase Agreement, as the same may be amended from time to time.

“Warrant Documents” means, collectively, (a) the Warrants, (b) the Warrant Purchase Agreement, (c) the Stockholders’ Agreement, (d) and the Registration Rights Agreement, as each of the foregoing may be amended from time to time.

“Warrant Purchase Agreement” means that certain Warrant Purchase Agreement dated the date hereof between the Parent and the Purchasers with respect to the issuance to Purchasers of the Warrants as the same may be amended, modified, restated or extended from time to time.

11.2                           Accounting Principles.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done, unless specified otherwise, in accordance with GAAP, except where such principles are inconsistent with the requirements of this Agreement.  Unless otherwise indicated in this Agreement all accounting terms used in this Agreement shall be construed, and all accounting and financial information or computations shall be prepared or computed, in accordance with GAAP.  If GAAP changes during the term of this Agreement such that any covenants contained herein would then be calculated in a different manner or with different components, the Company and Purchasers agree to negotiate in good faith to amend this Agreement in such respects as is necessary to conform those covenants as criteria for evaluating the Company’s financial condition to substantially the same criteria as were effective before such change in GAAP, provided, however, that until the Company and Purchasers so amend this Agreement, all such covenants shall be calculated in accordance with GAAP as in effect on the date of this Agreement.

11.3                           Other Interpretive Provisions.  Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.  The words “herein,” “hereof,” “hereto,” “hereunder” and similar forms refer to this Agreement as a whole and not to any particular provision of this Agreement and subsection, section, and exhibit references are to this Agreement unless otherwise specified.  The word “or” shall not be exclusive; the singular includes the plural and the plural includes the singular; and the word “including” is not limiting and means “including without limitation”.  References to this Agreement or any of the Other Agreements shall mean the Agreement or such of the Other Agreements, as the case may be, as amended, modified, supplemented or extended from time to time and any number of substitutions, renewals and replacements thereto or therefor.  References to governmental laws, statutes, ordinances, rules and regulations shall be construed as including all amendments, consolidations and replacements thereof or therefor.

XII.                            MISCELLANEOUS

12.1                           Expenses.  The Company agrees to pay (a) all out-of-pocket expenses of Purchasers (including reasonable fees, expenses and disbursements of the Purchasers’ counsel) in connection with the preparation, negotiation, enforcement, operation and administration of this Agreement, the Senior Subordinated Notes, the Other Agreements, or any documents executed in connection therewith, or any waiver, modification or amendment of any provision hereof or thereof; (b) on or before the Closing Date, $2,500 to cover the NAIC filing requirements; and (c) if an Event of Default occurs, all court costs and costs of collection, including, without limitation, reasonable fees, expenses and disbursements of counsel employed in connection with any and all collection efforts.  The attorneys’ fees arising from such services, including those of any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel in any way or respect arising in connection with or relating to any of the events or actions described in this Article XII shall be payable by the Company to Purchasers, on demand, and shall be additional Senior Subordinated Obligations under this Agreement.  Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: recording costs, appraisal costs, paralegal fees, costs and expenses; accountants’ fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges, telegram charges; facsimile charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services.  The Company agrees to indemnify Purchasers from and hold them harmless against any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery by the Company or any other Person of this Agreement, the Other Agreements, and any documents executed in connection therewith.

12.2                           Indemnification.  In addition to and not in limitation of the other indemnities provided for herein or in any Other Agreements, the Company hereby indemnifies and holds harmless Purchasers and any other Holders, and every Affiliate of any of the foregoing, and their respective officers, directors, employees and agents, from any claims, actions, damages, costs, attorneys’ fees and expenses (including any of the same arising out of the sole or contributory negligence of the Person to be indemnified) to which any of them may become subject, insofar as such losses, liabilities, claims, actions, damages, costs and expenses arise from or relate to this Agreement or the Other Agreements, or any of the transactions contemplated thereby, or from any investigation, litigation, or other proceeding, including, without limitation, any threatened investigation, litigation or other proceeding relating to any of the foregoing, or from any violation or claim of violation of any applicable environmental laws with respect to any real or personal property, or from any governmental or judicial claim, order or judgment with respect to any real or personal property of the Company, or from any breach of the warranties, representations or covenants contained in this Agreement or the Other Agreements.  The foregoing indemnification includes any such claims, actions, damages, costs, and expenses incurred by reason of the sole or contributory negligence of the Person to be indemnified, but excludes any of the same incurred by reason of such Person’s gross negligence or willful misconduct.

12.3                           Notices.  Except as otherwise expressly provided herein, all communications provided for hereunder shall be in writing and delivered or mailed by the United States mails, certified mail, return receipt requested, (a) if to Purchasers, addressed to Purchasers at the address(es) specified on Annex I hereto or to such other address as Purchasers may in writing designate, (b) if to any other Holder, addressed to RSTW, as representative for purposes of receiving notice for all other Holders, for so long as RSTW remains a Holder, and thereafter addressed to such Holder at such address as such Holder may in writing designate, and (c) if to the Company, addressed to the Company at the address set forth below its name on the signature pages hereto or to such other address as the Company may in writing designate with copies of any and all such notices to be sent to Purchasers and Sterling Investment Partners Management, LLC (at its address set forth on the signature page hereto) in the manner provided for in this Section 12.3.  Notices shall be deemed to have been validly served, given or delivered (and “the date of such notice” or words of similar effect shall mean the date) five days after deposit in the United States mails, certified mail, return receipt requested, with proper postage prepaid, or upon actual receipt thereof (whether by noncertified mail, telecopy, telegram, express delivery or otherwise), whichever is earlier.

12.4                           Reproduction of Documents.  This Agreement and all documents relating hereto, including, without limitation (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by Purchasers at the closing of the purchase of the Senior Subordinated Notes, and (c) financial statements, certificates and other information previously or hereafter furnished to Purchasers, may be reproduced by Purchasers by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and Purchasers may destroy any original document so reproduced.  The Company agrees and stipulates that any such reproduction which is legible shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence; provided that nothing herein contained shall preclude the Company from objecting to the admission of any reproduction on the basis that such reproduction is not accurate, has been altered, is otherwise incomplete or is otherwise inadmissible.

12.5                           Assignment, Sale of Interest.  The Company may not sell, assign or transfer this Agreement, or the Other Agreements or any portion thereof, including, without limitation, the Company’s rights, title, interests, remedies, powers and/or duties hereunder or thereunder.  The Company hereby consents to Purchasers’ participation, sale, assignment, transfer or other disposition (collectively “Transfer”), at any time or times hereafter, of this Agreement, or the Other Agreements to which the Company is a party, or of any portion hereof or thereof, including, without limitation, Purchasers’ rights, title, interests, remedies, powers and/or duties hereunder or thereunder to any Person(s) other than any Person which the Board of Directors of the Parent, in its good faith sole discretion, determines is a direct competitor of the Company; provided, however, the Holders may Transfer to any Person if an Event of Default has occurred and is continuing under Section 8.1(a)).  In connection with any Transfer, the Company agrees to cooperate fully with Purchasers and any potential Transferee.  Such cooperation shall include, but is not limited to, cooperating with any audits or other due diligence investigation undertaken by any potential Transferee.  Notwithstanding anything herein to the contrary, Purchasers and such Transferee shall bear their own expenses (including without limitation fees and expenses of counsel and of any audit or other due diligence examination) in connection with any such transfer.

12.6                           Successors and Assigns.  This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

12.7                           Headings.  The headings of the sections and subsections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

12.8                           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart or reproduction thereof permitted by Section 12.4.

12.9                           Reliance on and Survival Provisions.  All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with a closing, (a) shall be deemed to be material and to have been relied upon by Purchasers, notwithstanding any investigation heretofore or hereafter made by Purchasers or on Purchasers’ behalf, and (b) shall survive the delivery of this Agreement and the Senior Subordinated Notes until all obligations of the Company under this Agreement shall have been satisfied.

12.10                     Integration and Severability.  This Agreement embodies the entire agreement and understanding between Purchasers and the Company, and supersedes all prior agreements and understandings relating to the subject matter hereof including, but not limited to (a) that certain commitment letter of RSTW, dated January 25, 2001, executed by RSTW, and acknowledged and agreed to by Parent and the Company, and (b) that certain commitment letter of the MassMutual Investors, dated January 24, 2001, executed by the MassMutual Investors, and acknowledged and agreed to by Parent and AMHC.  In case any one or more of the provisions contained in this Agreement or in any Senior Subordinated Notes, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein, and any other application thereof, shall not in any way be affected or impaired thereby.

12.11                     Law Governing.  THIS AGREEMENT, THE SENIOR SUBORDINATED NOTES, THE WARRANT PURCHASE AGREEMENT AND THE WARRANT HAVE BEEN SUBSTANTIALLY NEGOTIATED AND ARE BEING EXECUTED, DELIVERED, AND ACCEPTED, AND ARE INTENDED TO BE PERFORMED, IN PART IN THE STATE OF NEW YORK.  ALL OBLIGATIONS, RIGHTS AND REMEDIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  IF, NOTWITHSTANDING THE CHOICE OF LAW BY THE PARTIES AS SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE, A COURT DECLINES TO GIVE EFFECT TO SUCH CHOICE OF LAW FOR ANY REASON, THEN ALL OBLIGATIONS, RIGHTS AND REMEDIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO.  PURCHASERS RETAIN ALL RIGHTS UNDER THE LAWS OF THE UNITED STATES OF AMERICA, INCLUDING THOSE RELATING TO THE CHARGING OF INTEREST.

12.12                     Waivers; Modification.  UNLESS OTHERWISE STATED HEREIN, NO PROVISION OF THIS AGREEMENT MAY BE WAIVED, CHANGED, AMENDED OR MODIFIED, OR THE DISCHARGE THEREOF ACKNOWLEDGED, ORALLY, BUT ONLY BY AN AGREEMENT IN WRITING SIGNED BY THE HOLDERS OF THE REQUISITE AMOUNT OF SENIOR SUBORDINATED OBLIGATIONS SPECIFIED

WITH RESPECT TO THE PROVISION FOR WHICH ANY WAIVER, CHANGE, MODIFICATION OR DISCHARGE IS SOUGHT, AND SUCH WAIVER, CHANGE, AMENDMENT OR MODIFICATION SHALL BE EFFECTIVE ONLY IN THE SPECIFIC INSTANCE AND FOR THE SPECIFIC PURPOSE FOR WHICH IT IS GIVEN; PROVIDED, HOWEVER, THAT ANY CHANGE, AMENDMENT OR MODIFICATION OF, OR WAIVER OF COMPLIANCE WITH ANY OF THE PROVISIONS OF THIS SECTION 12.12, THE DEFINITION OF MAJORITY HOLDERS OR ANY TERMS AFFECTING THE MATURITY OF OR ANY OTHER DATES FOR PAYMENT, INTEREST RATES OR SUBORDINATION PROVISIONS SHALL REQUIRE THE WRITTEN AGREEMENT OF EACH HOLDER.

12.13                     Waiver of Jury Trial.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AND PURCHASERS HEREBY IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SENIOR SUBORDINATED NOTES OR ANY DOCUMENTS ENTERED INTO IN CONNECTION THEREWITH OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF PURCHASERS IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

12.14                     Amendment and Restatement.  This Agreement is given in amendment, restatement, modification and extension, but not in extinguishment or novation, of the Original Agreement and the indebtedness, liabilities and other obligations of the parties thereunder.  With respect to matters relating to the period prior to the date hereof, all of the provisions of the Original Agreement are hereby ratified and confirmed and shall remain in full force and effect.

[REMAINDER OF THIS PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Company and Purchasers have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized.

COMPANY:

ADVANTAGE MANAGEMENT GROUP, INC.

By:	/s/ Dennis Nash
Dennis Nash
Chief Executive Officer

KTC ACQUISITION CORP.

By:	/s/ Dennis Nash
Dennis Nash
Chief Executive Officer

Company’s Address for Notices:
4895 Dressler Road, N.W., #100
Canton, Ohio 44718
Attn: Chief Executive Officer
Facsimile: (303) 305-9905

with copies to (which will not constitute notice):

Sterling Investment Partners Management, LLC
276 Post Road West
Westport, CT 06880
Attn: Douglas L. Newhouse
Facsimile: (203) 454-5780

and

Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103
Attn: Paul Jacobs, Esq.
Facsimile: (212) 318-3400

IN WITNESS WHEREOF, the Company and Purchasers have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized.

PURCHASERS:

RSTW PARTNERS III, L.P.

By:	RSTW Management, L.P.,
its general partner

	By:	Rice Mezzanine Corporation,
its general partner

		By:	/s/ Kurt G. Keene
Kurt G. Keene
Managing Director

Amount of RSTW New Note:
$13,000,000
Amount of RSTW Amended 1998 Note:
$12,000,000
Amount of RSTW Amended 2000 Note:
$1,250,000

IN WITNESS WHEREOF, the Company and Purchasers have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	David L. Babson & Company Inc.,
its Investment Adviser

	By:	/s/ Michael L. Klofas
	Name:	Michael L. Klofas
	Title:	Managing Director

Address:		1295 State Street
Springfield, Massachusetts 01111
Attn: Robert Shettle
Facsimile: (413) 744-3310

Amount of MMLI-A Note: $7,665,296

Amount of MMLI-B Note: $2,555,099

IN WITNESS WHEREOF, the Company and Purchasers have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized.

MASSMUTUAL CORPORATE INVESTORS

By:	/s/ Michael P. Hermsen
Name:	Michael P. Hermsen
Title:	Vice President

The foregoing is executed on behalf of MassMutual Corporate Investors, organized under a Declaration of Trust, dated September 13, 1985, as amended from time to time.  The obligations of such Trust are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees or agents of such Trust, but the Trust’s property only shall be bound.

Address:	1295 State Street
Springfield, Massachusetts 01111
Attn: Robert Shettle
Facsimile: (413) 744-3310

Amount of MCI Note: $1,817,435

IN WITNESS WHEREOF, the Company and Purchasers have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized.

MASSMUTUAL PARTICIPATION INVESTORS

By:	/s/ Michael L. Klofas
Name:	Michael L. Klofas
Title:	Vice President

The foregoing is executed on behalf of MassMutual Participation Investors, organized under a Declaration of Trust, dated April 7, 1988, as amended from time to time.  The obligations of such Trust are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees or agents of such Trust, but the Trust’s property only shall be bound.

Address:	1295 State Street
Springfield, Massachusetts 01111
Attn: Robert Shettle
Facsimile: (413) 744-3310

Amount of MPI Note: $962,170

Annex I

to

Note Purchase Agreement

Purchaser:	RSTW Partners III, L.P.

Principal Amount of RSTW New Note:	$13,000,000

Principal Amount of RSTW Amended 1998 Note:	$12,000,000

Principal Amount of RSTW Amended 2000 Note:	$1,250,000

Denomination of Warrant (aggregate):

4,809 shares of Series D Convertible Preferred Stock of the Parent, plus up to 31,462 shares of Common Stock under certain circumstances of the Parent, subject to antidilution adjustments from time to time.

Address for notices:	RSTW Partners III, L.P.
c/o Rice Sangalis Toole & Wilson
5847 San Felipe, Suite 4350
Houston, Texas 77057
Attn: Kurt G. Keene
Facsimile: (713) 783-9750

and with a copy to:

Patton Boggs LLP
2001 Ross Avenue, Suite 3000
Dallas, Texas 75201
Attn: James C. Chadwick
Facsimile: (214) 758-1550

Payments to be made by wire transfer to:	Southwest Bank of Texas, N.A.,
Houston, Texas
ABA Routing # 113011258
For the Account of:
RSTW Partners III, L.P.
Money Market Account # 9033963
re: Advantage/Kenan

Name and Address of Purchaser	Notes to be Purchased

MASSACHUSETTS MUTUAL LIFE	$7,665,296.00
INSURANCE COMPANY
c/o David L. Babson & Company Inc.
1295 State Street
Springfield, MA 01111
Attn: Securities Investment Division

Payments

All payments on account of the Note shall be made by crediting in the form of bank wire transfer of Federal or other immediately available funds, (identifying each payment as payment of Advantage Management Group, Inc. and Kenan Transport Company Senior Subordinated Notes interest and principal), to:

Citibank, N.A.
111 Wall Street
New York, NY 10043
ABA No. 021000089
For MassMutual Long-Term Pool
Account No. 4067-3488
Re: [Description of security, principal and interest split]

With telephone advice of payment to the Securities Custody and Collection
Department of David L. Babson & Company Inc. at (413) 744-5104 or (413) 744-5718

Notices

1. Send Communications and Notices to:	2. Send Notices on Payments to:

Massachusetts Mutual Life Insurance Company	Massachusetts Mutual Life Insurance Company
c/o David L. Babson & Company Inc.	c/o David L. Babson & Company Inc.
1295 State Street	1295 State Street
Springfield, MA 01111	Springfield, MA 01111
Attn: Securities Investment Division	Attention:	Securities Custody and
Collection Department - F381

Tax Identification No. 04-1590850

Denomination of Warrant:

1,133 shares of Series D Convertible Preferred Stock of the Parent, plus up to 7,415 shares of Common Stock under certain circumstances of the Parent, subject to antidilution adjustments from time to time.

Name and Address of Purchaser	Principal Amount of Notes to be Purchased

MASSACHUSETTS MUTUAL LIFE	$2,555,099.00
INSURANCE COMPANY
c/o David L. Babson & Company Inc.
1295 State Street
Springfield, MA 01111
Attn: Securities Investment Division

Payments

All payments on account of the Note shall be made by crediting in the form of bank wire transfer of Federal or other immediately available funds, (identifying each payment as payment of Advantage Management Group, Inc. and Kenan Transport Company Senior Subordinated Notes interest and principal), to:

Chase Manhattan Bank, N.A.
4 Chase MetroTech Center
New York, NY 10081
ABA No. 021000021
For MassMutual IFM Non-Traditional
Account No. 910-2509073
Re: [Description of security, principal and interest split]

With telephone advice of payment to the Securities Custody and Collection
Department of David L. Babson & Company Inc. at (413) 744-5104 or (413) 744-5718

Notices

1. Send Communications and Notices to:	2. Send Notices on Payments to:

Massachusetts Mutual Life Insurance Company	Massachusetts Mutual Life Insurance Company
c/o David L. Babson & Company Inc.	c/o David L. Babson & Company Inc.
1295 State Street	1295 State Street
Springfield, MA 01111	Springfield, MA 01111
Attn: Securities Investment Division	Attention:	Securities Custody and
Collection Department - F381

Tax Identification No. 04-1590850

Denomination of Warrant:

378 shares of Series D Convertible Preferred Stock of the Parent, plus up to 2,471 shares of Common Stock under certain circumstances of the Parent, subject to antidilution adjustments from time to time.

Name and Address of Purchaser	Principal Amount of Notes to be Purchased

MASSMUTUAL CORPORATE INVESTORS	$1,817,435.00
c/o David L. Babson & Company Inc.
1295 State Street
Springfield, MA 01111
Attn: Securities Investment Division

Payments

All payments on account of the Note shall be made by crediting in the form of bank wire transfer of Federal or other immediately available funds, (identifying each payment as payment of Advantage Management Group, Inc. and Kenan Transport Company Senior Subordinated Notes interest and principal), to:

Chase/NYC/Cust
ABA No. 021000021
A/C #900-9-000200 for F/C/T MassMutual Corporate Investors
A/C #G06109
Attn: Bond Interest
Re: [Description of security (principal and interest split, if applicable)]

With telephone advice of payment to the Securities Custody and Collection Department of David L. Babson & Company Inc. at (413) 744-5104 or (413) 744-5718

Instructions for mailing checks

MassMutual Corporate Investors
(or Cudd & Co., if securities are registered in the nominee name)
c/o Chase Manhattan Bank, N.A.
Attn: Income Processing, Level 4B
P.O. Box 1508, Church Street Station
New York, NY 10008

Please include a/c #G06109 on the check.

Instructions for delivery of securities

All securities should be delivered to the following address:

Chase Manhattan Bank
4 New York Plaza
Ground Floor Window
New York, NY 10004
Attn: Larry Zimmer
Re: #G06109

Notices

1. Send Communications and Notices to:	2. Send Notices on Payments to:

MassMutual Corporate Investors	MassMutual Corporate Investors
c/o David L. Babson & Company Inc.	c/o David L. Babson & Company Inc.
1295 State Street	1295 State Street
Springfield, MA 01111	Springfield, MA 01111
Attn: Securities Investment Division	Attention:	Securities Custody and
Collection Department - F381

Tax Identification No. 04-2483041

Denomination of Warrant:

269 shares of Series D Convertible Preferred Stock of the Parent, plus up to 1,758 shares of Common Stock under certain circumstances of the Parent, subject to antidilution adjustments from time to time.

Principal Amount of Name and Address of Purchaser	Notes to be Purchased

MASSMUTUAL PARTICIPATION INVESTORS	$962,170.00
INSURANCE COMPANY
c/o David L. Babson & Company Inc.
1295 State Street
Springfield, MA 01111
Attn: Securities Investment Division

Payments

All payments on account of the Note shall be made by crediting in the form of bank wire transfer of Federal or other immediately available funds, (identifying each payment as payment of Advantage Management Group, Inc. and Kenan Transport Company Senior Subordinated Notes interest and principal), to:

Chase/NYC/Cust
ABA No. 021000021
A/C #900-9-000200 for F/C/T MassMutual Participation Investors
A/C #G06110
Attn: Bond Interest
Re: [Description of security (principal and interest split, if applicable)]

With telephone advice of payment to the Securities Custody and Collection Department of David L. Babson & Company Inc. at (413) 744-5104 or (413) 744-5718

Instructions for mailing checks

MassMutual Participation Investors
(or Cudd & Co., if the securities are registered in nominee name)
c/o Chase Manhattan Bank, N.A.
Attn: Income Processing, Level 4B
P.O. Box 1508, Church Street Station
New York, NY 10008

Please include a/c #G06110 on the check.

Instructions for delivery of securities

All securities should be delivered to the following address:

Chase Manhattan Bank
4 New York Plaza
Ground Floor Window
New York, NY 10004
Attn: Larry Zimmer
Re: #G06110

Notices

1. Send Communications and Notices to:	2. Send Notices on Payments to:

MassMutual Participation Investors	MassMutual Participation Investors
c/o David L. Babson & Company Inc.	c/o David L. Babson & Company Inc.
1295 State Street	1295 State Street
Springfield, MA 01111	Springfield, MA 01111
Attn: Securities Investment Division	Attention:	Securities Custody and
Collection Department - F381

Tax Identification No. 04-3025730

Denomination of Warrant:

142 shares of Series D Convertible Preferred Stock of the Parent, plus up to 931 shares of Common Stock under certain circumstances of the Parent, subject to antidilution adjustments from time to time.